Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

dated June 2, 2019

among

SPIRIT MTA REIT,

SMTA FINANCING JV, LLC,

BANNER NEWCO LLC,

and

HOSPITALITY PROPERTIES TRUST

i

TABLE OF CONTENTS

(continued)

ii

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated June 2, 2019 (this “Agreement”), by and among (i) Spirit MTA REIT, a Maryland real estate investment trust (“Parent”), (ii) SMTA Financing JV, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Seller”), (iii) Banner NewCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Seller (“Newco”), and (iv) Hospitality Properties Trust, a Maryland real estate investment trust (“Buyer”). Parent, Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Seller owns all of the limited liability company interests of each of the Acquired Companies (the “Acquired LLC Interests”);

WHEREAS, subject to the terms and conditions set forth herein, including Section 2.03, at the Closing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to all of the limited liability company interests of Newco (the “Newco LLC Interests”), to which, at the Closing, (i) Seller will transfer, assign and deliver all of Seller’s right, title and interest in and to all of the Acquired LLC Interests and (ii) Parent (and/or its Subsidiaries) will contribute, transfer, assign and deliver the Parent Transferred Assets, and Newco will assume the Parent Assumed Liabilities (the foregoing transactions, collectively, the “Sale”);

WHEREAS, the Parent Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement, (ii) declared advisable and in the best interests of Parent and its shareholders the adoption of this Agreement and the Sale on the terms and conditions set forth in this Agreement, (iii) directed that the Sale be submitted for consideration at the Shareholders Meeting and (iv) subject to Section 5.01, resolved to recommend that the holders of Parent Shares vote in favor of the approval of the Sale (the “Parent Board Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, the board of directors or other equivalent bodies of each of Seller and Buyer have approved the Sale upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, simultaneously herewith, Newco and Spirit FJ SMF SPE, LLC (“Property Seller”) are entering into that certain Real Estate Sale Contract, dated as of the date hereof (the “Property Transfer Agreement”), pursuant to which, immediately after the Closing (but, in any event, on the Closing Date), Property Seller will sell and transfer to Newco certain Property (as defined in the Property Transfer Agreement); and

WHEREAS, as an inducement to Buyer’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Insider Shareholders are executing and delivering to Buyer the Voting Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, intending to be legally bound hereby, and subject to the terms and conditions set forth herein, the Parties agree as follows:

ARTICLE I

Definitions; Interpretation

1.01. Definitions. This Agreement uses the following definitions:

“Accounting Arbitrator” has the meaning assigned in Section 2.05(d).

“Acquired Companies” means, collectively, (a) Spirit Master Funding, LLC, a Delaware limited liability company, (b) Spirit Master Funding II, LLC, a Delaware limited liability company, (c) Spirit Master Funding III, LLC, a Delaware limited liability company, (d) Spirit Master Funding VI, LLC, a Delaware limited liability company, and (e) Spirit Master Funding VIII, LLC, a Delaware limited liability company.

“Acquired Company Properties” has the meaning assigned in Section 3.02(p)(1).

“Acquired LLC Interests” has the meaning assigned in the Recitals.

“Acquisition Amounts” has the meaning assigned in Section 3.03(f).

“Acquisition Contract” has the meaning assigned in Section 3.02(j).

“Acquisition Proposal” means any indication of interest, proposal or offer from any Person (other than Buyer or its Affiliates), in writing or otherwise, relating to, in a single transaction or series of related transactions, (a) a merger, joint venture, spin-off, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving Parent as a result of which the shareholders of Parent immediately prior to such transaction would cease to own at least 80% of the total voting power of Parent or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the direct or indirect acquisition by any Person or group (as defined in Section 13(d) of the Exchange Act) of Persons of more than 20% of the total voting power represented by the outstanding voting securities of Parent, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group (as defined in Section 13(d) of the Exchange Act) of Persons of more than 20% of the total voting power represented by the outstanding voting securities of Parent, (d) the acquisition in any manner, directly or indirectly, of over 20% of the consolidated assets, or assets generating more than 20% of the consolidated net revenue or consolidated net income of Parent and its Subsidiaries or (e) any combination of the foregoing.

“Adjustment Amount” has the meaning assigned in Section 2.05(e).

“Adjustment Statement” has the meaning assigned in Section 2.05(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Except as otherwise provided herein, Newco and the Acquired Companies shall be deemed for purposes of this Agreement Affiliates of Parent and Seller prior to the Closing and of Buyer from and after the Closing. For the avoidance of doubt, in the case of Parent, Seller, Newco and the Acquired Companies, the term “Affiliate” shall not include the Property Manager, Spirit Realty Capital, Inc. or any of their respective Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Alternative Acquisition Agreement” has the meaning assigned in Section 5.01(a)(1).

“Asset Allocation” has the meaning assigned in Section 2.08.

“Audit Assistance” has the meaning assigned in Section 5.19.

“Base Purchase Price” means $2,400,000,000.

“Books and Records” has the meaning assigned in Section 5.07(a).

“Business Day” means any day, other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning assigned in the Preamble.

“Buyer Disclosure Letter” has the meaning assigned in Section 3.03.

“Buyer Indemnified Parties” has the meaning assigned in Section 5.15(b)(1).

“Buyer Taxes” means any and all (i) Taxes imposed on any Acquired Company or Newco that are attributable or allocable to a Post-Closing Period, (ii) Taxes arising from any action or transaction by Buyer, any Acquired Company or Newco after the Closing and (iii) Transfer Taxes for which Buyer is responsible under Section 5.16(d).

“Buyer’s Transaction Expenses” has the meaning assigned in Section 7.05(b)(4).

“Calculation Principles” means the accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, identified in the footnotes set forth in the Financial Adjustment Statement.

“Cash and Cash Equivalents” means the cash and cash equivalents, including restricted cash, including checks, electronic payments and bank deposits received but not yet cleared, net of any outstanding checks, electronic payments and bank overdrafts issued but not yet cleared, of the Acquired Companies.

“Change of Recommendation” has the meaning assigned in Section 5.01(b)(1).

“Claim” has the meaning assigned in Section 5.15(d)(1).

“Claims Based Policies” has the meaning assigned in Section 5.12.

“Closing” has the meaning assigned in Section 2.01.

“Closing Date” has the meaning assigned in Section 2.01.

“Closing Date Credit Amount” means (a) the aggregate amount of the net cash proceeds (i.e., gross sale proceeds less customary and market brokerage commissions and transaction expenses, including any applicable state income tax withholding on real estate sales and transfer taxes) received by the Acquired Companies from sales of Acquired Company Properties pursuant to Acquisition Contracts or with the written approval of Buyer that are consummated after the date hereof and prior to the Reference Time, plus (b) $9,673,870.00 in respect of proceeds from the sale of the properties set forth on Section 1.01(a) of the Seller Disclosure Letter, plus (c) any due and unpaid brokerage fees or leasing commissions as of the Reference Time under, or in connection with entering into, any Lessor Lease, plus (d) any tenant improvement allowances or concessions or landlord contributions (i) set forth on Section 1.01(b) of the Seller Disclosure Letter or (ii) required under any Lessor Lease (other than Revenue Producing TI Allowances), plus (e) the net condemnation proceeds (net of any applicable state income tax withholding on real estate sales and transfer taxes) received by Parent, Seller, Newco or the Acquired Companies for any condemnation or exercise of the power of eminent domain with respect to any Acquired Company Properties after the date of this Agreement and prior to the Reference Time, plus (f) with respect to any Acquired Company Property that suffers a casualty after the date of this Agreement and prior to the Reference Time, the estimated cost to repair such casualty with respect to such Acquired Company Property, as reasonably determined by an engineer selected by Seller that is reasonably satisfactory to Buyer (but only if the tenant under the applicable Lessor Lease relating to the Acquired Company Property is not responsible for repairing such casualty), less the amount of any insurance proceeds received by Newco or the Acquired Companies in respect of such casualty.

“Closing Date Current Adjustment Assets” means the sum of Cash and Cash Equivalents of the Acquired Companies as of the Reference Time, plus the total current assets of the Acquired Companies as of the Reference Time (consisting solely of the line item “Accounts Receivable” accounts specified in the Financial Adjustment Statement), plus the current assets included in the Parent Transferred Assets as of the Reference Time, in each case, as determined in accordance with the Calculation Principles, it being understood that for purposes of calculating Closing Date Current Adjustment Assets, Cash and Cash Equivalents of the Acquired Companies used for the Indenture Redemption and Discharge shall be excluded.

“Closing Date Current Adjustment Liabilities” means the sum of the total current liabilities of the Acquired Companies as of the Reference Time (consisting solely of the line items “Accounts Payable,” “Accrued Liabilities,” “Other Liabilities” and “Rent Proration” accounts specified in the Financial Adjustment Statement), plus the total liabilities included in Parent Assumed Liabilities as of the Reference Time, in each case, as determined in accordance with the Calculation Principles, it being understood that for purposes of calculating the Closing Date Current Adjustment Liabilities the following shall be excluded: (a) the obligations of the Acquired Companies under the Master Trust Transaction Documents that are satisfied at the Closing, (b) any liabilities or obligations taken into account in determining the Closing Date Credit Amount, and (c) any liabilities or obligations for Revenue Producing TI Allowances.

“Closing Date Statement” has the meaning assigned in Section 2.02(a).

“Closing Date Working Capital” means an amount equal to (a) Closing Date Current Adjustment Assets minus (b) the Closing Date Current Adjustment Liabilities.

“Closing Funded Indebtedness” means the aggregate amount of all Funded Indebtedness as of the Reference Time.

“Closing Payment Amount” means an amount equal to (a) the Base Purchase Price, plus (b) the Prepayment Premium, minus (c) the Redemption and Discharge Amount, minus (d) either (1) the Property Cash Price, if there is a Property Transfer, or (2) the Property Transfer Adjustment Amount, if there is not a Property Transfer, minus (e) the Closing Funded Indebtedness, if any, minus (f) the Estimated Property Adjustment Amount, if any, minus (g) the Estimated Closing Date Credit Amount, and then either (h) (1) plus the Estimated Closing Date Working Capital if it is a positive amount or (2) minus the Estimated Closing Date Working Capital if it is a negative amount.

“Code” means the Internal Revenue Code of 1986.

“Combined Tax Return” has the meaning assigned in Section 5.16(a)(1).

“Company Insurance Policies” has the meaning assigned in Section 3.02(q).

“Company Plan” has the meaning assigned in Section 3.02(k)(1).

“Confidentiality Agreement” has the meaning assigned in Section 5.06(b).

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, lease or other binding instrument, commitment or arrangement, whether written or oral.

“Cooperation Activities” has the meaning assigned in Section 5.18(c).

“Covered Person Indemnified Parties” has the meaning assigned in Section 5.09(a).

“Covered Persons” has the meaning assigned in the LLC Agreements.

“Custody Agreement” means the Second Amended and Restated Custody Agreement, dated as of May 20, 2014, among the Acquired Companies, as issuers under the Master Trust Indenture, Citibank, N.A., as indenture trustee (“Trustee”) under the Master Trust Indenture, and U.S. Bank National Association, as custodian, as amended, restated and supplemented from time to time.

“Data Room” means the virtual data room supported by Merrill DatasiteOne with respect to “MTA Data Room” and made available to Buyer and its Representatives.

“De minimis Basket Amount” has the meaning assigned in Section 5.15(b)(2)(i).

“Debt Commitment Letter” has the meaning assigned in Section 3.03(f).

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Source” has the meaning assigned in Section 8.05(b).

“Deductible” has the meaning assigned in Section 5.15(b)(2)(ii).

“Determination Date” has the meaning set forth in the Property Management Agreement.

“Determination Date Report” has the meaning assigned in the Property Management Agreement.

“Disclosure Letter” means, with respect to Parent, Seller or Buyer, a letter dated as of the date hereof and delivered by one Party to the others concurrently with the execution of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided, that the mere inclusion of an item in a Disclosure Letter as an exception to a representation shall not, in and of itself, be considered an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed, represents a material exception or fact, event or circumstance or is otherwise material to the business of the disclosing Party or that such item has had or is reasonably likely to result in a Material Adverse Effect with respect to the disclosing Party or the Acquired Companies, as applicable.

“Environment” means ambient air, indoor air, surface water, groundwater, soil, substrata or land, flora and fauna.

“Environmental Laws” means any and all Laws and binding agreements with any Governmental Authority relating to Environmental Matters.

“Environmental Matters” means (a) pollution of the Environment, (b) the protection of the Environment or natural resources, (c) exposure of any individual to Hazardous Substances or (d) the presence, production, use, Release, storage, treatment, transportation, recycling or other handling of any Hazardous Substances or the investigation, cleanup, removal or other remediation thereof.

“Environmental Permits” has the meaning assigned in Section 3.02(n)(1).

“Environmental Reports” means those Phase I Environmental Site Assessments, Phase II Environmental Site Assessments and other environmental audits, action plans, reports, impact statements, tests, site investigations or assessments Previously Disclosed in the Data Room.

“Equity Securities” of any Person means any and all shares of capital stock, partnership interests, limited liability company interests, membership interests, other equity interests or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing. For the avoidance of doubt, the term “Equity Securities” does not include non-member manager interests or independent manager interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, or during the preceding six years was, treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Credit Amount” has the meaning assigned in Section 2.02(a).

“Estimated Closing Date Working Capital” has the meaning assigned in Section 2.02(a).

“Estimated Property Adjustment Amount” has the meaning assigned in Section 2.02(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fee Letter” has the meaning assigned in Section 3.03(f).

“Final Adjustment Statement” has the meaning assigned in Section 2.05(d).

“Final Closing Date Credit Amount” has the meaning assigned in Section 2.05(d).

“Final Closing Working Capital” has the meaning assigned in Section 2.05(d).

“Final Property Adjustment Amount” has the meaning assigned in Section 2.05(d).

“Financial Adjustment Statement” has the meaning assigned in Section 3.02(g)(1).

“Financial Reports” has the meaning assigned in Section 3.02(g)(2).

“Funded Indebtedness” means all Indebtedness of Newco and the Acquired Companies or with respect to the Acquired Company Properties (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts) that remain unpaid as of the Reference Time without duplication of any amount included in Closing Date Current Adjustment Liabilities; provided, however, that Funded Indebtedness does not include any amount included in the Redemption and Discharge Amount.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state or local or foreign court, administrative agency, department, division, commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Ground Leased Acquired Company Property” has the meaning assigned in Section 5.21.

“Hazardous Substance” shall mean any substance, material or waste that is defined, characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “carcinogenic” or words of similar meaning or effect or for which liability or standards of care are imposed under any Environmental Law, including asbestos, mold, polychlorinated biphenyls and petroleum in any form (including waste or used oil, gasoline, heating oil, kerosene and any other petroleum products or substances or materials derived from or commingled with any petroleum products).

“Indebtedness” means, with respect to any Person, without duplication, all (a) indebtedness of such Person for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon and any prepayment premiums related thereto), (b) obligations of such Person evidenced by notes, debentures or similar instruments, (c) obligations of such Person under leases required to be treated as capitalized leases in accordance with GAAP, (d) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances or similar credit transactions have been drawn upon, (e) net obligations of such Person in respect of interest rate and currency obligation swaps, hedges or similar arrangements, (f) obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, goods or services, including any deferred acquisition purchase price, “earn-out” or similar agreements and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person; provided that, for avoidance of doubt, “Indebtedness” shall not include (i) any liabilities for Taxes, (ii) trade accounts payable or similar obligations to creditors for good and services, operating leases and other customary reservations or retentions under agreements with suppliers, or (iii) liabilities or obligations for performance bonds other than amounts due and owing, if any.

“Indemnified Party” or “Indemnified Parties” has the meaning assigned in Section 5.15(b)(1).

“Indenture Redemption and Discharge” means the optional redemption of all outstanding classes and series of the Master Trust Notes in accordance with Section 7.01 of the Master Trust Indenture and the payment to the Trustee of all additional amounts necessary to effect the satisfaction and discharge of the Master Trust Indenture in accordance with Article III of the Master Trust Indenture.

“Insider Shareholders” has the meaning assigned in Section 3.01(j).

“Intervening Event” means any fact, circumstance, change, event, occurrence or effect that is material to Parent and its Subsidiaries taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by Parent or its Subsidiaries) and that (a) was not known to, or reasonably foreseeable by, the Parent Board as of or prior to the date of this Agreement, and (b) does not involve or relate to an Acquisition Proposal.

“Intervening Event Notice Period” has the meaning assigned in Section 5.01(c)(2)(i).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect Parent and Seller, the actual knowledge of the individuals listed in Section 1.01(c) of the Seller Disclosure Letter and the knowledge that each such Person would have after reasonable inquiry and (b) with respect to Buyer, the actual knowledge of the individuals listed in Section 1.01(c) of the Buyer Disclosure Letter and the knowledge that each such Person would have after reasonable inquiry.

“Law” means any federal, state, local, provincial or foreign constitution, law, statute or ordinance, common law, or any rule, regulation, directive, standard, judgment, Order, decision, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any legally binding judicial or administrative interpretation thereof.

“Legal Proceeding” means any action, claim, audit, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, examination, investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lender Designated Sections” has the meaning assigned in Section 8.02.

“Lenders” has the meaning assigned in Section 3.03(f).

“Lessee Leases” means all leases, subleases or other occupancy agreements (excluding, for the avoidance of doubt, any ordinary course correspondence) under which any Acquired Company is a party as tenant or subtenant (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental and collateral thereto) with respect to any of the Acquired Company Properties.

“Lessor Leases” means all leases, subleases or other arrangements (excluding, for the avoidance of doubt, any ordinary course correspondence) under which any Acquired Company is a party as lessor or sublessor (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental or collateral thereto) with respect to any of the Acquired Company Properties.

“Lien” means any charge, mortgage, pledge, security interest, restriction, deed of trust, option, preemptive purchase right, easement, encroachment, claim, lien or encumbrance in respect of any property or asset.

“LLC Agreements” means collectively, including any amendments, restatements and supplements thereto, (a) the Second Amended and Restated Limited Liability Company Agreement of Spirit Master Funding, LLC, effective as of July 17, 2003, (b) the Second Amended and Restated Limited Liability Company Agreement of Spirit Master Funding II, LLC, effective as of July 17, 2003, (c) the Second Amended and Restated Limited Liability Company Agreement of Spirit Master Funding III, LLC, effective as of July 17, 2003, (d) the Limited Liability Company Agreement of Spirit Master Funding VI, LLC, effective as of August 16, 2013, and (e) the Limited Liability Company Agreement of Spirit Master Funding VIII, LLC, effective as of April 24, 2014.

“Losses” has the meaning assigned in Section 5.09(a).

“Marks” has the meaning assigned in Section 5.13.

“Master Trust Indenture” means the Second Amended and Restated Master Indenture, dated as of May 20, 2014, among the Acquired Companies, as issuers, and the Trustee, as amended, restated and supplemented from time to time.

“Master Trust Notes” means the classes and series of notes issued and outstanding under the Master Trust Indenture.

“Master Trust Transaction Documents” means the Master Trust Indenture, the Custody Agreement, the Property Management Agreement, the LLC Agreements and the other Transaction Documents (as defined in the Master Trust Indenture).

“Material Adverse Effect” means, (a) with respect to Parent, Seller or Buyer, any effect, change, fact, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such Party’s ability to timely consummate the Sale and (b) with respect to the Acquired Companies or Newco, any effect, change, fact, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, properties or business of the Acquired Companies, taken as a whole, excluding in the case of clause (b) the impact of (1) changes, after the date hereof, in Laws of general applicability to companies in the industries in which the Acquired Companies operate or changes, after the date hereof, in the authoritative and publicly available interpretation thereof by Governmental Authorities, (2) changes, after the date hereof, in GAAP or other applicable accounting standards (or interpretations thereof), (3) changes, after the date hereof, in conditions in the financial, credit, banking, capital or currency markets in the United States, or any other country or region of the world, including changes in interest rates in the United States or any country and changes in exchange rates for the currencies of any countries, (4) changes, after the date hereof, in conditions in the United States real estate industry generally, (5) actions or omissions of Parent or Seller required or permitted by this Agreement, or any actions or omissions taken or omitted with the prior written consent of Buyer, (6) the negotiation, execution or announcement or existence of this Agreement and the Sale, including (A) the identity of Buyer and its Affiliates, (B) by reason of any communication by Buyer or any of its Affiliates regarding the plans or intentions of Buyer with respect to the conduct of the business of the Acquired Companies following the Closing or (C) the impact of any of the foregoing on any relationships, contractual or otherwise, with landlords, tenants, lenders, holders of Master Trust Notes or any other Persons (provided that the exception in this clause (6) does not apply for purposes of any representations and warranties in Section 3.01(f) or Section

3.02(f)), (7) changes, after the date hereof, in global or national economic or political conditions (including any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by any Governmental Authority, civil or social unrest, labor strikes, revocation of treaties, trade disputes, the outbreak of war or acts of terrorism, including cyber terrorism, or the worsening of existing hostilities or other conflicts), (8) changes, after the date hereof, relating to natural disasters, outbreak of disease, acts of God or other force majeure events, (9) any failure by the Acquired Companies to meet, or changes to, any estimates of rent, collateral value or other financial performance or metrics generally (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect has occurred), (10) any damage or destruction of any Acquired Company Property that is substantially covered by insurance to the extent that Buyer or the Acquired Companies will have the benefit of such insurance after Closing or (11) changes in the trading volume or price of the Parent Shares on the NYSE (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect with respect to the Acquired Companies has occurred); provided, that any change, fact, event, occurrence, condition or development referred to in clause (1), (2), (3), (4), (7) or (8) may be taken into account in determining whether a Material Adverse Effect with respect to the Acquired Companies has occurred or is reasonably likely to occur, but only if such change, fact, event, occurrence, condition or development has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to similarly situated companies in the industries in which the Acquired Companies conduct business or own properties.

“Newco” has the meaning assigned in the Preamble.

“Newco LLC Interests” has the meaning assigned in the Recitals.

“Notice Period” has the meaning assigned in Section 5.01(c)(1)(i).

“NYSE” means the New York Stock Exchange.

“Objection Dispute” has the meaning assigned in Section 2.05(c).

“Occurrence Based Policies” has the meaning assigned in Section 5.12.

“OFAC” has the meaning assigned in Section 3.03(l).

“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Organizational Documents” with respect to a Person, means the charter, bylaws, limited liability company agreement or comparable organizational, constituent or governing documents of such Person, and any amendment or supplement to any of the foregoing.

“Outside Date” has the meaning assigned in Section 7.02(a).

“Parent” has the meaning assigned in the Preamble.

“Parent Assumed Liabilities” means the liabilities of Parent and its Subsidiaries (other than the Acquired Companies and Newco) as of the Reference Time consisting solely of the line item “Parent Assumed Liabilities” accounts specified in the Financial Adjustment Statement.

“Parent Board” means the Board of Trustees of Parent.

“Parent Board Recommendation” has the meaning assigned in the Recitals.

“Parent Excluded Liabilities” means all liabilities and obligations of Parent and its Subsidiaries (other than liabilities and obligations of Newco and the Acquired Companies) of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, including, without limitation, any liabilities or obligations arising from the matters described in Section 3.01(e) and Section 3.01(i) of the Seller Disclosure Letter, but excluding Parent Assumed Liabilities.

“Parent Financial Advisor” has the meaning assigned in Section 3.01(g).

“Parent Group” means Parent and its Subsidiaries (other than the Acquired Companies and any Subsidiaries thereof).

“Parent Pre-Closing Rent Amounts” has the meaning assigned in Section 2.06(c).

“Parent Shares” means common shares of beneficial interest of Parent, par value $0.01 per share.

“Parent Termination Fee” has the meaning assigned in Section 7.05(b)(1).

“Parent Transferred Assets” means the assets of Parent and its Subsidiaries (other than the Acquired Companies and Newco) as of the Reference Time consisting solely of the line item “Parent Transferred Assets” accounts specified in the Financial Adjustment Statement.

“Party” has the meaning assigned in the Preamble.

“Payoff Letters” means customary letters from each Person to whom any Funded Indebtedness is owed by Newco or any of the Acquired Companies, each in form and substance satisfactory to Buyer pursuant to which the creditors party thereto agree that upon payment of such Indebtedness described therein all obligations related to such Indebtedness will be indefeasibly paid in full and all Liens securing any such obligation and all guaranties supporting such Indebtedness will be discharged and released.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) statutory mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens arising in the ordinary course of business consistent with past practice that are not yet due or that are being contested in good faith by appropriate proceedings, (c) pledges, deposits and guarantees to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business consistent with past practice and which are not yet due and payable, (d) minor defects, imperfections or irregularities in title, easements, covenants and rights of way or other real property matters of record and other similar restrictions, and zoning, planning, building and other similar codes or restrictions, in each case, that do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the applicable property owned, leased, used or held for use by any of the Acquired Companies, (e) statutory, common law or contractual Liens of landlords for amounts not yet due and payable, (f) Liens and such other matters described in Section 1.01(d) of the Seller Disclosure Letter, to the extent they do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the applicable property owned, leased, used or held for use by any of the Acquired Companies, (g) all Liens and other matters disclosed in the Acquired Companies’ property surveys, title policies and property/title reports or other title documents Previously Disclosed to Buyer in the Data Room or otherwise contained in any title documents in Buyer’s possession prior to the date hereof, that, in each case, do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the applicable Acquired Company Property, (h) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances or Liens affecting real property assets which are not violated by the current or intended use or operation of the applicable real property or materially impair the intended use thereof, (i) rights of tenants, sub-tenants and sub-sub-tenants under the Lessor Leases, (j) rights of landlords and superior landlords under Lessee Leases, (k) Liens relating to obligations or liabilities for which tenants are responsible under Lessor Leases, and (l) Liens permitted by or established pursuant to the Master Trust Transaction Documents, it being understood that the Indenture Redemption and Discharge will occur as of the Closing.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity or any Governmental Authority.

“Post-Closing Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Indemnifiable Losses” has the meaning assigned in Section 5.15(b)(1).

“Pre-Closing Period” means any Tax period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pre-Closing Separate Tax Return” has the meaning assigned in Section 5.16(a)(1).

“Prepayment Premium” shall mean an amount equal to the aggregate Make Whole Payments (as defined in the Master Trust Indenture) payable under the Master Trust Indenture in respect of the outstanding Master Trust Notes in connection with an optional redemption of all outstanding class and series of the Master Trust Notes occurring in accordance with Section 7.01 of the Master Trust Indenture in connection with an Indenture Redemption and Discharge as of the Closing.

“Previously Disclosed” means that the existence of a fact or condition was disclosed by one Party to the other Parties (a) through reporting of a Party or its Affiliates filed with or furnished to the SEC at any time prior to the date of this Agreement (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (b) through the Data Room prior to 8:00 P.M. Eastern time on the day prior to the date of this Agreement. The information and disclosures contained in any section of a Disclosure Letter shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant) and incorporated by reference in any other section of a Disclosure Letter as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent from the text of such disclosure.

“Property Adjustment Amount” means the aggregate amount of the implied values calculated in accordance with Section 5.21(a) with respect to all Unowned Acquired Company Properties and Unleased Ground Leased Acquired Company Properties, if any.

“Property Cash Price” means, collectively, the Flying J Purchase Price (as defined in Section 2 of the Property Transfer Agreement), adjusted for prorations calculated as of the Closing pursuant to Section 3 of the Property Transfer Agreement.

“Property Management Agreement” means the Second Amended and Restated Property Management and Servicing Agreement, dated as of May 20, 2014, among the Property Manager, as property manager and as special servicer, Midland Loan Services, a division of PNC Bank, National Association, as a back-up manager, and the Acquired Companies, as amended, restated and supplemented from time to time.

“Property Manager” means Spirit Realty, L.P.

“Property Seller” has the meaning assigned in the Recitals.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Property Transfer” means a transaction where each of the following conditions are satisfied substantially simultaneously at the Closing: (a) the Property Transfer Agreement is in full force and effect and the parties thereto are not in breach or default thereof in any material respect and have performed in all material respects their respective obligations thereunder; (b) Property Seller conveys the Property (as defined in the Property Transfer Agreement) to Newco in accordance with the Property Transfer Agreement immediately after the Closing (but, in any event, on the Closing Date); and (c) Newco has obtained an owner’s policy (it being understood and agreed that Parent and Buyer shall each be responsible for 50% of the base premium cost of such policy; provided, that Buyer shall be responsible for 100% of the costs of any endorsements on or extended coverage to such policy) for the Property (as defined in the Property Transfer Agreement) insuring title to the Property (as defined in the Property Transfer Agreement) in accordance with the Property Transfer Agreement.

“Property Transfer Adjustment Amount” means $55,000,000.

“Property Transfer Agreement” has meaning assigned in the Recitals.

“Proxy Statement” means the proxy statement to be sent to the holders of Parent Shares in connection with the Shareholders Meeting (including the letter to the holders of the Parent Shares, notice of meeting and form of proxy and any amendments or supplements thereto).

“Redemption and Discharge Amount” means the sum of (i) the aggregate amount required to be deposited with the Trustee in connection with an optional redemption in accordance with Section 7.01 of the Master Trust Indenture of all outstanding classes and series of the Master Trust Notes at the Closing, including the outstanding principal amount of such Master Trust Notes, the applicable Prepayment Premium with respect thereto and all accrued and unpaid interest due thereon, in each case, as of the Closing Date and (ii) all additional amounts required to be paid pursuant to Section 3.01 of the Master Trust Indenture as of the Closing Date.

“Reference Time” means 11:59 P.M. Eastern time on the date immediately prior to the Closing Date.

“REIT” means an entity subject to tax as a “real estate investment trust” pursuant to Sections 856 through 860 of the Code.

“Release” means any discharge, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or otherwise allowing to escape to the Environment.

“Representatives” means, with respect to any Person, such Person’s trustees, directors, members, managers, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

“Requisite Parent Vote” has the meaning assigned in Section 3.01(c).

“Revenue Producing TI Allowances” means the tenant improvement allowances or concessions or landlord contributions under the Lessor Leases listed on Section 1.01(e)(1) of the Seller Disclosure Letter.

“Sale” has the meaning assigned in the Recitals.

“Sales Activities” has the meaning assigned in Section 5.18(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning assigned in the Preamble.

“Seller Disclosure Letter” has the meaning assigned in Section 3.01.

“Seller Indemnified Parties” has the meaning assigned in Section 5.15(a).

“Seller Taxes” means any and all (a) Taxes imposed on or payable by any Acquired Company or Newco that are attributable or allocable to a Pre-Closing Period, (b) Transfer Taxes for which Seller is responsible under Section 5.16(d), other than, in each case, (1) any liability for Taxes taken into account in calculating the Closing Payment Amount or pursuant to Section 2.05, (2) subject to clause (c) of this definition, any Taxes that are the responsibility of a tenant under any lease, sublease or other Contract with Newco or an Acquired Company and (3) any Buyer Taxes, and (c) Taxes that are the responsibility of a tenant under any lease, sublease or other contract with Newco or an Acquired Company that are uncollectible.

“Shareholders Meeting” means a meeting of the holders of Parent Shares for the purpose of the consideration and approval of this Agreement and the Sale and any other matters required to be voted on by the holders of Parent Shares in connection with the Sale (including any postponement or adjournment thereof).

“Solvent” has the meaning assigned in Section 3.03(m).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Separate Tax Return” has the meaning set forth in Section 5.16(a)(2).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having the voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide Acquisition Proposal that the Parent Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 5.01(c) and the time likely to be required to consummate such Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition” or other similar Law applicable to Parent or its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 3-601 of the Maryland General Corporation Law)).

“Tax” and “Taxes” means all federal, state, provincial, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Claim” means any claim with respect to Taxes made by any Governmental Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification for Buyer Taxes under clause (y) of Section 5.15(a) or Seller Taxes under clause (z) of Section 5.15(b)(1).

“Tax Proceeding” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Legal Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Returns” means any return, amended return or other report or similar statement (including elections, declarations, disclosures, schedules, estimates and information returns and any attachments thereto) filed or required to be filed with any Governmental Authority with respect to any Tax.

“Transfer Taxes” has the meaning set forth in Section 5.16(d).

“Trustee” has the meaning assigned in the definition of “Custody Agreement” in this Section 1.01.

“Unleased Ground Leased Acquired Company Property” has the meaning assigned in Section 5.21.

“Unowned Acquired Company Property” has the meaning assigned in Section 5.21.

“Voting Agreement” means that certain voting agreement, dated as of the date hereof, by and among the Insider Shareholders and Buyer.

1.02. Interpretation.

(a) In this Agreement, except as context may otherwise require, references: (1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement; (2) to this Agreement are to this Agreement, and the Annexes, Schedules and Disclosure Letters to it, taken as a whole; (3) to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof); (4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it; (5) to any Governmental Authority include any successor to that Governmental Authority; (6) to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (7) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (8) to the terms “dollars,” “cents” and “$” mean U.S. Dollars and Cents; (9) to the phrases “date of this Agreement” or “date hereof” are to June 2, 2019, (10) to the words “herein,” “hereof” or

“hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section; (11) to the words “include,” “includes” or “including” are to be deemed followed by the words “without limitation;” (12) references to “days” shall refer to calendar days unless Business Days are specified; and (13) if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b) This Agreement is the product of negotiation by the Parties, having the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other.

ARTICLE II

Purchase and Sale

2.01. Closing. Subject to the terms and conditions of this Agreement, the closing of the Sale (the “Closing”) will take place in accordance with Section 2.03 at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, or by electronic exchange of documents, at 10:00 a.m. Eastern Time on the first (1st) Business Day that the Master Trust Notes can be redeemed in accordance with the Master Trust Indenture that is at least six (6) Business Days (or such shorter period as Parent and Buyer may agree) following satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but the Closing shall be subject to the satisfaction or waiver of all conditions at the Closing, or at such other time or place as Buyer and Parent may agree (the date on which the Closing is required to occur, the “Closing Date”).

2.02. Closing Date Statement.

(a) At least ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written certificate executed by an officer of Seller (the “Closing Date Statement”) setting forth in reasonable detail Seller’s good faith calculation of the Closing Payment Amount and the components thereof determined in accordance with the Calculation Principles, as applicable, and as of the Reference Time, including: (i) the Redemption and Discharge Amount, including the Prepayment Premium (which, if available, shall include a confirmation of such amounts received from the Trustee), (ii) the Property Cash Price, (iii) Closing Funded Indebtedness, if any, (iv) the Property Adjustment Amount (the “Estimated Property Adjustment Amount”), if any, (v) the Closing Date Credit Amount (the “Estimated Closing Date Credit Amount”) and (vi) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”).

(b) The Closing Date Statement shall include such schedules and data with respect to the determinations set forth therein as may be reasonably appropriate to support the calculations set forth therein, including, without limitation, an updated rent roll dated as of the date of the Closing Date Statement, an arrears report and a current list of the Acquired Company

Properties (with the only changes to the list of the Acquired Company Properties set forth on Section 3.02(p)(1) of the Seller Disclosure Letter as of the date of this Agreement being those Acquired Company Properties that were (i) acquired or sold (A) pursuant to any Acquisition Contract existing and in effect as of the date hereof and Previously Disclosed to Buyer, as set forth on Section 4.01(e) of the Seller Disclosure Letter, or (B) with Buyer’s prior written approval or (ii) subject to condemnation or eminent domain proceedings after the date hereof).

(c) Following Seller’s delivery of the Closing Date Statement and prior to the Closing, Buyer shall be entitled to review and make reasonable comments to the matters and amounts set forth in the Closing Date Statement (and the components thereof), and in connection therewith, Parent or Seller shall provide Buyer and its Representatives with reasonable access to the books and records and relevant personnel and properties of the Acquired Companies, Seller and Parent to review such amounts, as Buyer may reasonably request; provided, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies or their Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the Acquired Companies, Seller, Parent or Newco. Parent shall consider Buyer’s comments to the Closing Date Statement in good faith prior to the Closing Date, provided that, in the event Parent and Buyer are unable to agree on any component of the Closing Date Statement prior to the Closing Date, the Closing Date Statement as prepared by Seller (as may have been updated by any mutual agreement of Buyer and Parent and including any disputed components thereof in such amounts as included in Seller’s initial Closing Date Statement (as applicable) shall control for purposes of the Closing, but without prejudice to the Parties’ rights under Section 2.04.

2.03. Closing Steps. Subject to the terms and conditions set forth in this Agreement, at the Closing, the following steps shall occur and shall be deemed to have occurred substantially simultaneously at the Closing:

(a) Pursuant to a contribution, assignment and assumption agreement, and/or such other documentation reasonably necessary under the LLC Agreements, (i) Seller shall contribute, transfer, assign and deliver to Newco all of Seller’s right, title and interest in and to the Acquired LLC Interests, free and clear of all Liens other than Liens established pursuant to the Master Trust Transaction Documents, it being understood that the Indenture Redemption and Discharge will occur as of the Closing, and restrictions on transfer that may be imposed by generally applicable securities Laws, and Newco will accept the Acquired LLC Interests and assume all of Seller’s obligations with respect to the Acquired LLC Interests and the LLC Agreements, (ii) Newco shall be admitted as a substitute member, and the sole member, of each of the Acquired Companies, and (iii) the non-member manager of each of the Acquired Companies shall be removed.

(b) Pursuant to a bill of sale, and an assignment and assumption agreement, Parent and Seller shall contribute, transfer, assign and deliver to Newco (such contribution, transfer, assignment and delivery if from Parent, to be made first to Seller) all of Parent’s and Seller’s right, title and interest in and to the Parent Transferred Assets free and clear of all Liens (other than Permitted Liens), and Newco shall accept and assume, and agree to pay and discharge when due, all of the Parent Assumed Liabilities.

(c) If there is a Property Transfer, Property Seller shall sell, transfer and assign and deliver to Newco, and Newco shall acquire from Property Seller, the Property (as defined in the Property Transfer Agreement), in each case in accordance with the Property Transfer Agreement.

(d) Pursuant to a contribution, assignment and assumption agreement, and/or such other documentation reasonably necessary under the Organizational Documents of Newco, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Buyer, all of Seller’s right, title and interest in and to all of the Newco LLC Interests, free and clear of all Liens other than restrictions on transfer that may be imposed by generally applicable securities Laws.

(e) If not delivered prior to the Closing, Parent and Seller shall cause the Acquired Companies to deliver to the Trustee the written notice contemplated by Section 7.01 of the Master Trust Indenture for the redemption of all of the issued and outstanding Master Trust Notes.

(f) Seller shall deliver to Buyer either (i) one or more instruments executed by the Trustee as contemplated by Section 3.01 of the Master Trust Indenture acknowledging the Indenture Redemption and Discharge upon payment to the Trustee of the Redemption and Discharge Amount, or (ii) other reasonably satisfactory evidence of the Indenture Redemption and Discharge upon payment to the Trustee of the Redemption and Discharge Amount.

(g) Buyer shall pay, on behalf of Parent, Seller and the Acquired Companies, by wire transfer of immediately available funds to the Trustee, pursuant to instructions furnished by the Trustee, to an account or accounts designated in writing, an aggregate amount equal to the Redemption and Discharge Amount (for application to the redemption of the Master Trust Notes pursuant to Section 2.11 and Section 7.01 of the Master Trust Indenture and for payment of amounts due and owing to any applicable parties in accordance with Article III of the Master Trust Indenture).

(h) Buyer shall pay, on behalf of the Acquired Companies and Newco, by wire transfer of immediately available funds to the account of each Person to whom any Funded Indebtedness is owed, an amount equal to the portion of the Funded Indebtedness owing such Person, in each case as set forth in the Payoff Letters, if any, provided to Buyer at least three (3) Business Days prior to the Closing Date.

(i) If there is a Property Transfer, Buyer shall pay, on behalf of Newco, by wire transfer of immediately available funds to the account of the Escrow Agent (as defined in the Property Transfer Agreement) designated in writing no later than two (2) Business Days prior to the Closing Date, the Property Cash Price.

(j) Buyer shall pay by wire transfer of immediately available funds to Seller, pursuant to instructions furnished by Seller to an account designated in writing by Seller, an aggregate amount equal to the Closing Payment Amount.

(k) Seller will deliver or cause to be delivered to Buyer a properly completed and duly executed IRS Form W-9 with respect to each of Parent and Seller.

If necessary or appropriate to facilitate the Closing, Parent, Seller and Buyer shall cooperate to establish escrow arrangements to implement the foregoing.

2.04. Redemption and Discharge Amount Adjustments. Subject to the next sentence, in the event that following the Closing it is determined that the Redemption and Discharge Amount paid to the Trustee was greater than the amount actually required to be paid to the Trustee to effect the Indenture Redemption and Discharge in accordance with Sections 3.01 and 7.01 of the Master Trust Indenture, Buyer and Seller shall direct the Trustee to promptly pay to Seller by wire transfer of immediately available funds an amount equal to such difference. In the event that following the Closing it is determined that the Prepayment Premium amount utilized to calculate the Closing Payment Amount was greater than the Prepayment Premium actually required to be paid to effect the Indenture Redemption and Discharge in accordance with Sections 3.01 and 7.01 of the Master Trust Indenture, Seller shall promptly pay to Buyer by wire transfer of immediately available funds an amount equal to such difference. In the event that following the Closing it is determined that the Prepayment Premium amount utilized to calculate the Closing Payment Amount was less than the Prepayment Premium actually required to be paid to effect the Indenture Redemption and Discharge in accordance with Sections 3.01 and 7.01 of the Master Trust Indenture, Buyer shall promptly pay to Seller by wire transfer of immediately available funds an amount equal to such difference. The Parties shall use their respective reasonable best efforts to ensure that the adjustments required to be made pursuant to this Section 2.04, if any, shall be completed no later than thirty (30) days following the Closing Date.

2.05. Adjustment.

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Parent and Seller a written certificate executed by an officer of Buyer (the “Adjustment Statement”) setting forth in reasonable detail Buyer’s calculation of (i) the Property Adjustment Amount, (ii) the Closing Date Credit Amount and (iii) the Closing Date Working Capital, in each case determined in accordance with the Calculation Principles, as applicable. The Adjustment Statement shall include such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Adjustment Statement.

(b) Following the delivery of the Adjustment Statement, Buyer shall provide Parent, Seller and its and their respective Representatives with reasonable access to the books and records and relevant personnel and properties of the Acquired Companies to verify the accuracy of such amounts, as Parent or Seller may reasonably request.

(c) If Parent and Seller disagree with the calculation of any of the items set forth in the Adjustment Statement, Parent shall notify Buyer in writing of such disagreement (an “Objection Dispute”) within forty-five (45) days after receipt of the Adjustment Statement by Parent and Seller. Any Objection Dispute shall specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation. If Parent and Seller fail to deliver written notice of an Objection Dispute to Buyer within forty-five (45) days after delivery of the Adjustment Statement to Parent and Seller, the Adjustment Statement shall be deemed final and binding on Buyer, Seller and Parent for purposes of this Agreement.

(d) If Parent and Seller timely deliver a notice of an Objection Dispute pursuant to Section 2.05(c), Buyer on the one hand and Parent and Seller on the other hand shall negotiate in good faith to resolve any Objection Dispute, and any resolution agreed to in writing by Buyer on the one hand and Parent and Seller on the other hand shall be final and binding upon the Parties for purposes of this Agreement. If Buyer on the one hand and Parent and Seller on the other hand are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by Parent and Seller to Buyer, then the disputed matters shall, at the request of either Seller or Buyer, be referred for final determination to PricewaterhouseCoopers LLP (the “Accounting Arbitrator”) within fifteen (15) days thereafter. If such firm is unable or unwilling to serve, Buyer on the one hand and Parent and Seller on the other hand shall jointly select an Accounting Arbitrator from an independent accounting firm of national standing that has no material relationships with any of the Parties. If Buyer on the one hand and Parent and Seller on the other hand are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York. The Accounting Arbitrator shall only consider those items and amounts set forth on the Adjustment Statement as to which Buyer on the one hand and Parent and Seller on the other hand have disagreed and not resolved within the time periods, amounts and other terms specified in Section 2.05(c) and this Section 2.05(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to each of Buyer and Parent and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. In resolving any disputed item, the Accounting Arbitrator shall be bound by the principles set forth in this Section 2.05. The Accounting Arbitrator resolution shall be based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer on the one hand or Parent and Seller on the other hand or less than the smallest value for such item claimed by either Buyer on the one hand or Parent and Seller on the other hand. Such report shall be final and binding upon the Parties for purposes of this Agreement. Upon the agreement of Buyer and Parent and Seller or the decision of the Accounting Arbitrator, or if Parent and Seller fail to deliver written notice of disagreement to Buyer within the forty-five (45) day period provided in Section 2.05(c), the Adjustment Statement, as adjusted (if necessary) pursuant to the terms of this Section 2.05(d), shall be deemed to be the final Adjustment Statement for purposes of this Section 2.05 (the “Final Adjustment Statement”) and shall be deemed to be final and binding on Buyer, Parent and Seller for purposes of this Agreement. Each of the Property Adjustment Amount, the Closing Date Credit Amount and the Closing Date Working Capital as shown on the Final Adjustment Statement shall be referred to as the “Final Property Adjustment Amount,” the “Final Closing Date Credit Amount” and the “Final Closing Working Capital,” respectively. The fees, expenses and costs of the Accounting Arbitrator shall be borne by Buyer on the one hand and Parent and Seller on the other hand, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Arbitrator by such Party that are unsuccessfully disputed by such Party (as finally determined by the Accounting Arbitrator) bears to the aggregate dollar amount of disputed items submitted by Buyer on the one hand and Parent and Seller on the other hand.

(e) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Final Closing Working Capital minus the Estimated Closing Date Working Capital, plus (ii) the Estimated Property Adjustment Amount minus the Final Property Adjustment Amount, plus (iii) the Estimated Closing Date Credit Amount minus the Final Closing Date Credit Amount. The Adjustment Amount shall be paid in accordance with Sections 2.05(f) and 2.05(g). If the Adjustment Amount is zero, no payment shall be required to be made under this Section 2.05. For the avoidance of doubt, all determinations and calculations of the components of the Adjustment Amount shall be made so as to avoid double counting (whether positive or negative) of any item or any duplicative additions to, or subtractions from, such components.

(f) If the Adjustment Amount is a negative number, then Parent shall cause Seller to promptly (and no later than five (5) Business Days following the final determination of the Final Adjustment Statement pursuant to Section 2.05(d)) pay or cause to be paid to Buyer in cash by wire transfer of immediately available funds pursuant to instructions furnished by Buyer the Adjustment Amount.

(g) If the Adjustment Amount is a positive number, then Buyer shall promptly (and no later than five (5) Business Days following the final determination of the Final Adjustment Statement pursuant to Section 2.05(d)) pay or cause to be paid to Seller in cash by wire transfer of immediately available funds pursuant to instructions furnished by Seller the Adjustment Amount.

(h) Except to the extent otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Section 2.05 as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

(i) Notwithstanding anything herein to the contrary, nothing in this Section 2.05 shall limit Buyer’s rights to be indemnified, held harmless and defended pursuant to Section 5.15 for any Loss that is indemnifiable by the Buyer Indemnifying Parties thereunder (other than Losses included in Closing Date Current Adjustment Liabilities for which Buyer received credit as part of the Closing Date Credit Amount as finally determined pursuant to this Section 2.05).

2.06. Cooperation.

(a) From and after the Closing, at Buyer’s reasonable request, Parent and Seller shall, and shall cause their respective Affiliates to, cooperate with Buyer and its Affiliates to effect the release of the Liens established under the Master Trust Documents, including by executing and acknowledging, and delivering to Buyer, the Acquired Companies and Newco, such instruments as are reasonably required by Buyer, or any title company of Buyer, to satisfy and discharge of record such Liens.

(b) If, after the Closing, Parent, Seller or any of their respective Affiliates or agents receives any rents from a tenant under a Lessor Lease related to a period after the Closing or sales proceeds under any Acquisition Contract related to a period after the Closing, Parent shall cause such amounts, to the extent not accounted for in the Closing Date Statement or the Final Adjustment Statement, as applicable, to be held in trust and promptly disbursed to Buyer by wire transfer of immediately available funds pursuant to instructions furnished by Buyer.

(c) Notwithstanding anything herein to the contrary, (i) if, after the Closing, (x) Parent, Seller or any of their respective Affiliates or agents or (y) Buyer or any of its Affiliates or agents, receives any past due rents or receivables from or on behalf of a tenant under a Lessor Lease attributable to the thirty (30) day period preceding the Closing Date, such amounts (“Parent Pre-Closing Rent Amounts”), if received by Parent, Seller or any of their respective Affiliates or agents may be retained by them on account of past due rents or receivables, and if received by Buyer or any of its Affiliates or agents shall be held in trust and promptly disbursed to Parent by wire transfer of immediately available funds pursuant to instructions furnished by Parent; and (ii) if, after the Closing, (x) Parent, Seller or any of their respective Affiliates or agents or (y) Buyer or any of its Affiliates or agents, receives any past due rents or receivables from or on behalf of a tenant under a Lessor Lease that were owed to an Acquired Company as of the Reference Time (other than Parent Pre-Closing Rent Amounts), including, without limitation, any past rents or receivables attributable to a period more than thirty (30) days prior to the Closing Date, such amounts (other than Parent Pre-Closing Rent Amounts) if received by Buyer or any of its Affiliates or agents may be retained by them, and if received by Parent, Seller or any of their respective Affiliates or agents shall be held in trust and promptly disbursed to Buyer by wire transfer of immediately available funds pursuant to instructions furnished by Buyer. For the avoidance of doubt, none of Parent, Seller or their respective Affiliates shall receive a credit against the Closing Payment Amount for any such amounts paid to or retained in accordance with the foregoing.

(d) Whether or not the Property Transfer is consummated pursuant to the Property Transfer Agreement, Buyer and Newco agree that each of the Flying J Loan Repayment Amount and the Burger King Loan Repayment Amount (each as defined in the Property Transfer Agreement) shall be deemed repaid in full as of Closing and, as promptly as practicable after the Closing, Buyer and Newco shall cause the applicable Acquired Company to take all necessary action to document the Flying J Loan Repayment Amount and the Burger King Loan Repayment Amount (each as defined in the Property Transfer Agreement) and effectuate the termination and release of the mortgages listed on Exhibits B and G of the Property Transfer Agreement.

(e) In connection with the transactions contemplated by this Agreement and the Property Transfer Agreement, the Parties agree that they will cooperate to obtain, and to cause the Acquired Companies to provide, terminations and releases from all applicable parties of all obligations, liabilities and claims under the Master Trust Transaction Documents in connection with the Closing. In connection therewith, each Party shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all such agreements, certificates, instruments and documents as the Parties may reasonably request in order to implement such terminations and releases.

(f) From and after the Closing, as reasonably requested by Buyer, Parent and Seller shall, and shall cause their respective Affiliates to, cooperate with Buyer and its Affiliates to either vest fee simple or leasehold title (as applicable) to the Acquired Company Properties, or confirm that fee simple or leasehold title (as applicable) to the Acquired Company Properties is vested, in the applicable Acquired Company, free and clear of all Liens, other than Permitted Liens, including by executing and acknowledging, and delivering to Buyer, the Acquired Companies and Newco, such deeds or other instruments as are reasonably required by Buyer, or any title company of Buyer, in connection therewith.

(g) At and after the Closing, each of Seller and Parent will cooperate with Buyer to provide contact and other information in their possession as is reasonably necessary to permit Buyer to deliver notices to tenants under any Lessor Leases or ground lessors under any Lessee Leases to reflect the new ownership of the Acquired Company Properties and to facilitate any changes in payment of rents.

2.07. Tax Treatment. For U.S. federal (and applicable state and local) income Tax purposes, the Parties intend the Sale to be properly characterized as a sale (i) by Seller and a purchase by Buyer of all of the assets of each of the Acquired Companies and (ii) by Parent and a purchase by Buyer of the Parent Transferred Assets. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the Parties shall file all U.S. federal, state and local income Tax Returns in a manner consistent with the intended tax treatment of the Sale described in this Section 2.07, and no Party shall take a position inconsistent with such treatment.

2.08. Asset Allocation. Within one hundred and twenty (120) days after the Closing Date, Buyer shall use reasonable best efforts to prepare an allocation (the “Asset Allocation”) of the Closing Payment Amount (and all other amounts treated as consideration for the purchase of the assets of the Acquired Companies and the Parent Transferred Assets for U.S. federal income Tax purposes) among the assets of the Acquired Companies and the Parent Transferred Assets, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax Law, and deliver the Asset Allocation to Seller. If Buyer provides an Asset Allocation within the preceding time, Seller shall have twenty (20) days to provide comments in writing to Buyer, which Buyer shall consider in good faith. Buyer and Seller shall negotiate in good faith to finalize the Asset Allocation (unless Seller does not provide any comment within such twenty (20)-day period, in which case Buyer’s determination of the Asset Allocation shall be deemed final). If the Parties agree to such Asset Allocation, or it shall be deemed final pursuant to the prior sentence, then Buyer, Parent, Seller and the Acquired Companies shall, unless required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, (A) file all Tax Returns (including IRS Form 8594) consistent with the Asset Allocation, (B) not take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes and (C) cooperate in case of a challenge by a Governmental Authority to the Asset Allocation. In the event that the Parties do not agree (and are not deemed to agree pursuant to this Section 2.08) upon the Asset Allocation or Buyer does not provide an Asset Allocation within one hundred and twenty (120) days after the Closing Date, then each Party shall make its own determination in good faith of such allocation for financial and Tax reporting purposes, which determination, for the avoidance of doubt, shall not be binding on the other Party, and the Parties shall have no further obligation under this Section 2.08.

2.09. Withholding. Buyer shall be entitled to deduct and withhold from the Closing Payment Amount all Taxes that Buyer is required to deduct and withhold under any provision of Tax law. If any amount is so withheld and properly and timely remitted to the applicable Governmental Authority, such withheld amount shall be treated as having been paid to the Person with respect to which such deduction or withholding was imposed. Buyer shall promptly notify Seller in writing if Buyer determines that any withholding or deduction is required under any provision of Tax law with respect to any portion of such payment (and such notice shall describe the basis for such deduction or withholding) and provide Seller with a reasonable opportunity to provide such forms, certificates or other evidence, and reasonably cooperate with Seller to, eliminate or reduce any such required deduction or withholding.

ARTICLE III

Representations and Warranties

3.01. Representations and Warranties of Seller and Parent. Except as set forth in the Disclosure Letter delivered by Seller and Parent to Buyer in connection with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), each of Seller and Parent represents and warrants to Buyer as to itself as follows:

(a) Organization, Standing and Authority. It (i) is a limited liability company or real estate investment trust, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except, with respect to clause (ii), where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to it.

(b) Power and Authority. It has the limited liability company or trust, as applicable, power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

(c) Power, Authority, Authorization and Binding Nature of this Agreement. It has the limited liability company or trust, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Sale, subject, in the case of Parent, to the affirmative approval of the Sale by a majority of the votes entitled to be cast on the Sale by the holders of outstanding Parent Shares (the “Requisite Parent Vote”). The Requisite Parent Vote is the only vote, consent or approval required of any shareholders, holders of beneficial trust interests or other equity securities of Parent, Seller or any of their Affiliates in connection with the authorization, execution, delivery or performance of this Agreement or the consummation of the Sale. It has duly authorized, executed and delivered this Agreement and has taken all limited liability company or trust, as applicable, action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Sale, subject, in the case of Parent, to obtaining the Requisite Parent Vote. The Parent Board, at a duly called and held meeting, has unanimously (1) duly and validly authorized the execution and delivery of this Agreement, (2) declared advisable and in the best interests of Parent and its shareholders the adoption of this Agreement and the Sale on the terms and conditions set forth in this Agreement, (3) directed that the Sale be submitted for consideration at the Shareholders Meeting, and (4) subject to Section 5.01, resolved to make the Parent Board Recommendation and to include such recommendation in the Proxy Statement. Subject only to due execution of this Agreement by Buyer, this Agreement is a valid and legally binding obligation of it, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Title. Seller has, and at the Closing, Newco will have, good and valid title to the Acquired LLC Interests, free and clear of any Liens, other than Liens established pursuant to the Master Trust Transaction Documents, it being understood that the Indenture Redemption and Discharge will occur as of the Closing, and restrictions on transfer that may be imposed by generally applicable securities Laws.

(e) Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened against it, nor is there any judgment, decree, injunction, rule or Order of any Governmental Authority or arbitration outstanding against it, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to it.

(f) Governmental Approvals; No Defaults.

(1) Except for required filings under federal and state securities Laws, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by it in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the Sale, except for those consents, approvals, filings or registrations, the failure to make or obtain which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to it.

(2) Subject to receipt of the consents and approvals and making the filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation by it of the Sale do not and will not (A) constitute a violation by it of any applicable Law, (B) with respect to any Contract to which it or any of its properties or assets is subject or bound, (i) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) thereunder, (ii) require a consent or approval or result in the loss of a benefit thereunder, (iii) give rise to any right of termination, cancellation, amendment or acceleration thereof or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of its properties or assets (other than the Acquired LLC Interests), (C) constitute a breach or violation of, or a default under, its Organizational Documents or (D) require it to obtain any consent or approval under any such Law or Contract, except, in the case of clauses (A), (B) or (D), for any such breach, violation, default, consent or approval that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to it.

(g) Opinion of Financial Advisor. Barclays Capital Inc. (the “Parent Financial Advisor”) has delivered to the Parent Board its opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the purchase price of $2,345,000,000, representing the Base Purchase Price of

$2,400,000,000, less $55,000,000, the amount payable under the Property Transfer Agreement to the seller thereunder (prior to any adjustments under the Property Transfer Agreement), payable to Parent pursuant to the Agreement is fair, from a financial point of view, to Parent. A written copy of such opinion shall be made available to Buyer for information purposes only as soon as practicable after receipt thereof by the Parent Board following the date hereof.

(h) Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Seller for inclusion or incorporation by reference in the Proxy Statement shall, at the time such document is filed with the SEC, at any time such document is amended or supplemented, on the date such document is first mailed to the shareholders of Parent and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. All documents that Parent or Seller is responsible for filing with the SEC in connection with the transactions contemplated hereby, to the extent relating to itself or the Acquired Companies or other information supplied by or on behalf of the Acquired Companies for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.01(h) will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of Buyer.

(i) Financial Advisors. Neither it nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or similar fees in connection with the transactions contemplated herein, except that Parent has retained the Parent Financial Advisor, the fees and expenses of which shall be the responsibility of Parent.

(j) Ownership of Parent Shares. Section 3.01(j) of the Seller Disclosure Letter is a true and complete list of all trustees and executive officers of Parent and the executive officers of the Property Manager in each case that own any Parent Shares or hold any rights to acquire or vote any Parent Shares (such shareholders, the “Insider Shareholders”) and the amount of any such Parent Shares.

3.02. Representations and Warranties With Respect to the Acquired Companies and Newco. Except as set forth in the Seller Disclosure Letter, Parent and Seller jointly and severally represent and warrant to Buyer as follows with respect to the Acquired Companies and Newco, as applicable:

(a) Organization, Standing and Authority. Each of the Acquired Companies and Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Companies and Newco is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies or Newco.

(b) Capital Structure.

(1) Seller is the record and beneficial owner of all issued and outstanding Equity Securities of each Acquired Company, which consist of membership interests of such Acquired Company (except that at the Closing, Newco will be the record and beneficial owner of all of the issued and outstanding Equity Securities of the Acquired Companies pursuant to the transfer of such Equity Securities by Seller at the Closing pursuant to Section 2.03 of this Agreement). All outstanding Equity Securities of the Acquired Company are duly authorized, validly issued, were not issued in violation of the LLC Agreements or any other Contract to which Seller or any Acquired Company is a party and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Section 3.02(b) of the Seller Disclosure Letter, as of the date of this Agreement, no Equity Securities of the Acquired Companies are outstanding.

(2) Except for the rights granted under the Master Trust Transaction Documents (it being understood that the Indenture Redemption and Discharge will occur as of the Closing), none of the Acquired Companies are parties to any right of first refusal, right of first offer, proxy, voting agreement, voting trust or registration rights agreement with respect to the sale or voting of any Equity Securities of the Acquired Companies. As of the date hereof, SMTA SPE Manager, LLC, an indirect wholly owned Subsidiary of Parent, is the sole non-member manager of each of the Acquired Companies.

(3) Seller is the record and beneficial owner of all of the issued and outstanding Equity Securities of Newco, which consist of membership interests of Newco. All outstanding Equity Securities of Newco are duly authorized, validly issued, were not issued in violation of Newco’s Organizational Documents or any other Contract to which Seller or Newco is a party and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Seller has good and valid title to the Newco LLC Interests, free and clear of any Liens, other than restrictions on transfer that may be imposed by generally applicable securities Laws.

(4) Newco is not party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust or registration rights agreement with respect to the sale or voting of any Equity Securities of Newco.

(c) Subsidiaries. No Acquired Company has, nor has ever had, any Subsidiaries.

(d) Power and Authority; LLC Agreements.

(1) Each Acquired Company has the power and authority to carry on its business as it is now being conducted. Each Acquired Company has the power and authority to own or lease all of the Acquired Company Properties (and for no other purpose) and to comply with its obligations under the Master Trust Transaction Documents to which it is a party.

(2) Parent has Previously Disclosed to Buyer true and complete copies of Parent’s, Seller’s, Newco’s and the Acquired Companies’ Organizational Documents (including each LLC Agreement) in effect as of the date hereof. None of the Acquired Companies is in violation of any of the provisions of its Organizational Documents in any material respect.

(3) Newco has the power and authority to carry on its business as it is now being conducted and to own the Acquired LLC Interests and is not in violation of its Organizational Documents in any material respect. Newco is not a party to any Contract (other than this Agreement and the Property Transfer Agreement) and does not have any assets or liabilities other than as will arise from its ownership at the Closing of the Acquired LLC Interests, and, if a Property Transfer occurs as contemplated by Section 2.03(c), the Property (as defined in the Property Transfer Agreement).

(e) Authorization and Binding Nature of Master Trust Transaction Documents. The execution and delivery by each Acquired Company of each Master Trust Transaction Document to which it is a party and the performance by each of the Acquired Companies of its obligations under each Master Trust Transaction Document to which it is a party was duly authorized by such Acquired Company, except where the failure to be so duly authorized is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies, each Master Trust Transaction Document to which an Acquired Company is a party constitutes a valid and legally binding agreement of such Acquired Company enforceable in accordance with its terms against the Acquired Company and, to Seller’s Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). No Acquired Company is in default under any Master Trust Transaction Document to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies. Parent has Previously Disclosed to Buyer true and complete copies of each material Master Trust Transaction Document in effect as of the date hereof. The Indenture Redemption and Discharge can be effected as of the Closing without consent of the holders of the Master Trust Notes and without penalty or liability to the Acquired Companies (other than the obligation to pay the Redemption and Discharge Amount, including the Prepayment Premium together with the other amounts due pursuant to Section 7.01 and Section 3.01 of the Indenture that will be paid using the Cash and Cash Equivalents of the Acquired Companies). Assuming a Closing as of August 20, 2019 and that the interest rates and other variables of the calculation of the Prepayment Premium remain the same between the date hereof and August 20, 2019, and an Indenture Redemption and Discharge as of such Closing, Seller’s good faith calculation of the Prepayment Premium is approximately $72,200,000, and Seller has previously made available to Buyer such calculation in reasonable detail.

(f) Governmental Approvals; No Defaults.

(1) Except for required filings under federal and state securities Laws, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Acquired Companies in connection with the execution, delivery or performance by Parent and Seller of this Agreement or the consummation by Parent and Seller of the Sale, except those that the failure to make or obtain is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(2) Subject to receipt of the consents and approvals and making the filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement by Parent and Seller and the consummation by Parent and Seller of the Sale do not and will not (A) constitute a violation by the Acquired Companies of any applicable Law, (B) with respect to any Contract to which any Acquired Company or any of their respective properties or assets is subject or bound, (i) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) thereunder, (ii) require a consent or approval or result in the loss of a benefit thereunder, (iii) give rise to any right of termination, cancellation, amendment or acceleration thereof or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, (C) constitute a breach or violation of, or a default under, any Acquired Company’s LLC Agreement or (D) require any Acquired Company to obtain any consent or approval under any such Law or Contract, except, in the case of clauses (A), (B) or (D), for any such breach, violation, default, consent or approval that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(g) Financial Information.

(1) Section 3.02(g)(1) of the Seller Disclosure Letter sets forth a true and complete copy of the unaudited combined working capital balance sheets of the Acquired Companies, and the Parent Transferred Assets and Parent Assumed Liabilities as of April 20, 2019 (the “Financial Adjustment Statement”). The Financial Adjustment Statement fairly presents, in all material respects, the total combined current assets (other than cash, cash equivalents and restricted cash), and the total combined current liabilities (other than property management fees payable), of the Acquired Companies, and the Parent Transferred Assets and Parent Assumed Liabilities as of April 20, 2019, were derived from accounting records maintained in accordance with GAAP, except as set forth therein and except for the absence of footnotes that may be required by GAAP, and were derived from and are consistent with the books and records of the Acquired Companies and Parent. The books of account and other financial records of the Acquired Companies and Parent have been maintained in all material respects in accordance with commercially reasonable business and accounting practices.

(2) Section 3.02(g)(2) of the Seller Disclosure Letter sets forth true and complete copies of the Determination Date Reports as of March 7, 2019 and December 7, 2018 (the “Financial Reports”). The Financial Reports present fairly, in all material respects, the financial information as of the Determination Dates reflected therein, and the related periods reflected to therein.

(3) The consolidated financial statements (including any related notes) contained or incorporated by reference in any report, schedule, form, statement or other document (including any exhibits and all information incorporated therein) required to be filed by Parent with the SEC: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

(4) None of the Acquired Companies has any material liability or material obligation of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, except for those: (i) disclosed in the Financial Adjustment Statement or the Financial Reports; (ii) incurred since December 31, 2018, in the ordinary course of business consistent with past practice; (iii) to perform under Contracts entered into by the Acquired Companies prior to the date hereof or after the date hereof in accordance with Section 4.01; (iv) arising out or in connection with the preparation, negotiation and execution of this Agreement and the documents entered into in connection herewith and the transactions contemplated hereby or thereby; and (v) liabilities or obligations that have not had, and would not reasonably be likely to be material to the Acquired Companies, taken as a whole.

(5) (i) Since December 31, 2018, the Acquired Companies have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and in accordance with their respective obligations under the Master Trust Transaction Documents in all material respects and (ii) from December 31, 2018 through the date hereof, there has not been any Material Adverse Effect with respect to the Acquired Companies.

(6) Parent has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(7) Since the date of the filing of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Parent’s auditors and the audit committee of the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information related to the Acquired Companies or (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in Parent’s internal control over financial reporting related to the Acquired Companies.

(h) Litigation. Except as set forth in Section 3.02(h) of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against any Acquired Company or with respect to the Acquired Company Properties, nor is there any material judgment, decree, injunction, rule or Order of any Governmental Authority or arbitration outstanding against any Acquired Company or with respect to the Acquired Companies.

(i) Compliance with Laws. Each Acquired Company:

(1) conducts, and since January 1, 2018 has conducted, its business in compliance in all material respects with all applicable Laws;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies and for the avoidance of doubt, other than any permits, licenses, authorizations, orders and approvals required to be obtained by any tenant under a Lessor Lease; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to Seller’s Knowledge, no suspension or cancellation of any of them is threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies; and

(3) has not received, since January 1, 2018, any written notification from any Governmental Authority (A) asserting that such Acquired Company is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization, in each case of (A) and (B), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies.

(j) Acquisition/Disposition Contracts; Defaults. Section 3.02(j) of the Seller Disclosure Letter sets forth each Contract in effect as of the date hereof (other than Master Trust Transaction Documents) under which an Acquired Company is required to dispose of or acquire real property (an “Acquisition Contract”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies, each Acquisition Contract to which an Acquired Company is a party constitutes a valid and legally binding agreement of such Acquired Company enforceable in accordance with its terms against the Acquired Company and, to Seller’s Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). No Acquired Company is in default under any Acquisition Contract to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies. Parent has Previously Disclosed to Buyer true and complete copies of each Acquisition Contract in effect as of the date hereof.

(k) Employee Benefit Plans.

(1) No Acquired Company maintains, sponsors or contributes to, nor has ever maintained, sponsored or been required to contribute to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded (a “Company Plan”).

(2) No Acquired Company or ERISA Affiliate, in the last six years, has contributed to (or had any obligation under) a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA. No Acquired Company or ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six years. No Acquired Company has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit or compensation plan, program, policy, practice, agreement, contract or arrangement that is or was maintained or sponsored by Parent or any ERISA Affiliate.

(l) Labor Matters. No Acquired Company has, or has ever had, any employees.

(m) Taxes.

(1) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to each Acquired Company and its Subsidiaries have been duly, timely and accurately filed.

(2) All Taxes shown to be due on the Tax Returns referred to in clause (1) above have been paid in full, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(3) Section 3.02(m)(3) of the Seller Disclosure Letter sets forth (i) any extensions or waivers of statutes of limitation that have been given by or requested in writing with respect to any Taxes of any Acquired Company and (ii) any audits, examinations, actions, suits, proceedings or proposed reassessments with respect to Taxes that are ongoing, pending or have been threatened in writing with respect to any Acquired Company, any asset of any Acquired Company or any Parent Transferred Asset.

(4) None of the Acquired Companies or Newco is a party to any Tax allocation or Tax sharing agreement.

(5) For U.S. federal income tax purposes (and, except as set forth in Section 3.02(m)(5) of the Seller Disclosure Letter, for applicable state and local income tax purposes), each Acquired Company and Newco is, and has been since its formation, an entity disregarded as separate from Seller within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i) (and analogous provisions of applicable state and local income tax law), and no election has been made to treat any Acquired Company or Newco as a corporation for U.S. federal (or applicable state or local) income Tax purposes.

(n) Environmental Matters.

(1) Except for such matters that are not, individually or in the aggregate, reasonably likely to result in material liability to any Acquired Company: (A) each Acquired Company has at all times been in compliance in all material respects with all applicable Environmental Laws, which compliance includes compliance with all permits, licenses, authorizations, orders and approvals required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted (collectively, the “Environmental Permits”); (B) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (C) no suspension or cancellation of any Environmental Permit is pending or threatened in writing; and (D) except as disclosed in the Environmental Reports, no Acquired Company has caused or knowingly permitted any Release of Hazardous Substances at any Acquired Company Property and, to Seller’s Knowledge there have been no other Releases of Hazardous Substances at real property currently or formerly owned or operated by any Acquired Company, in each case, in a manner that could reasonably be expected to result in liability to any Acquired Company pursuant to any Environmental Law.

(2) No Acquired Company is a party to, or is the subject of, any pending or, to Seller’s Knowledge, threatened Legal Proceeding (A) seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law, or (B) alleging any material liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. No Acquired Company is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(3) Parent has Previously Disclosed to Buyer true and complete copies of all material environmental reports and audits in Parent’s possession and prepared by or on behalf of Parent or Seller during the three-year period prior to the date hereof relating to the Acquired Company Properties.

(o) Financial Advisors. No Acquired Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein.

(p) Acquired Company Properties.

(1) Section 3.02(p)(1) of the Seller Disclosure Letter sets forth a true and complete list of the real property owned or ground leased as tenant by each Acquired Company (and indicating whether such real property is owned or ground leased) as of the date of this Agreement, and sets forth the applicable Acquired Company owning or leasing, as applicable, such property (such real property collectively, the “Acquired Company Properties”).

(2) An Acquired Company owns fee simple or leasehold title (as applicable) to the Acquired Company Properties, free and clear of all Liens, other than Permitted Liens.

(3) No Acquired Company has received (A) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Acquired Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Acquired Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Acquired Company Properties is not in full force and effect as of the date of this Agreement or will be at any time thereafter (other than as a result of the expiration or termination of the term of the same), except for such failures to be in full force and effect that are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect with respect to the Acquired Companies, or of any pending written threat of modification, suspension or cancellation of any of same, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Acquired Companies, or (B) written notice of any uncured violation of any Laws affecting any of the Acquired Company Properties which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Acquired Companies.

(4) Except as set forth in Section 3.02(p)(4) of the Seller Disclosure Letter, (A) no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Acquired Company Property or, to Seller’s Knowledge, any Acquired Company Property leased by any Acquired Company, and (B) no Acquired Company has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Acquired Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Acquired Company Property, in the case of clauses (A) and (B) which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Acquired Companies.

(5) Parent has Previously Disclosed to Buyer true and complete (in all material respects) copies of all of the Lessor Leases and Lessee Leases as of the date hereof. Other than the Lessor Leases and Lessee Leases corresponding to the properties set forth in Section 3.02(p)(1) of the Seller Disclosure Letter, there are no other leases or rights of occupancy to which any of the Acquired Companies or any predecessor entity is a party affecting the Acquired Company Properties. Except as individually or in the aggregate is not reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies, (A) no Acquired Company is and, to Seller’s Knowledge on the date of this Agreement, no other party is in breach or violation of, or default under, any Lessor Lease or any Lessee Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Lessor Lease or any Lessee Lease by any Acquired Company, or, to Seller’s Knowledge, any other party thereto and no tenant under a Lessor Lease is in monetary default under such Lessor Lease, (C) no tenant under a Lessor Lease has the right to become a beneficiary of a forbearance from any Acquired Company, (D) no Acquired Company is in receipt of any base rent under any Lessor Lease paid more than thirty (30) days before such rent is due and payable and (E) each Lessor Lease and each Lessee Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Acquired Companies, and to Seller’s Knowledge, with respect to the other parties thereto (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No Acquired Company is party to any oral Lessor Lease or oral Lessee Lease.

(6) Except as set forth in Section 3.02(p)(6) of the Seller Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Lessor Lease for which the purchase has not closed prior to the date of this Agreement, and except as set forth in any Lessor Lease Previously Disclosed to Buyer, no purchase option under any Lessor Lease will be triggered by the transactions contemplated hereby.

(7) Except for Permitted Liens or as set forth in Section 3.02(p)(7) of the Seller Disclosure Letter and as set forth in Lessor Leases and title documents Previously Disclosed to Buyer, (A) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Acquired Company Property or any portion thereof, and (B) there are no other outstanding rights or agreements to enter into any Contract for sale, lease or letter of intent to sell or lease any Acquired Company Property or any portion thereof that is owned by any Acquired Company, which, in each case, is in favor of any other party.

(8) Except as set forth in Section 3.02(p)(8) of the Seller Disclosure Letter, pursuant to a Lessor Lease, Lessee Lease, or any other Contract Previously Disclosed to Buyer or which is otherwise terminable without material cost or penalty on ninety (90) days’ (or fewer) notice, no Acquired Company is a party to any Contract where the performance remaining thereunder involves aggregate consideration to or by any Acquired Company of $100,000 or more per annum.

(9) The Acquired Company Properties, to Seller’s Knowledge, (A) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (B) are in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been Previously Disclosed to Buyer and (C) are, to Seller’s Knowledge, adequate and suitable for the purposes for which they are presently being used.

(10) Except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies, there is no pending, or, to Seller’s Knowledge, threatened against the Acquired Companies or their Affiliates, action, suit, litigation, hearing or administrative or similar proceeding or investigation with respect to all or any portion of the Acquired Company Properties that is not covered by insurance, that is not the responsibility of the tenant under the applicable Lessor Lease, or that would be binding on or affect the Acquired Company Properties or any purchaser after the Closing.

(11) Except as set forth in Section 3.02(p)(11) of the Seller Disclosure Letter, Parent has Previously Disclosed to Buyer a true and correct copy of the title insurance policies in the possession of Parent or any of its Subsidiaries with respect to each Acquired Company Property. To Seller’s Knowledge, neither Parent nor any of its Subsidiaries has received any written notice of any claim asserting any title or adverse possession claim with respect to any Acquired Company Property, except as individually or in the aggregate is not reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(12) Except as set forth in Section 3.02(p)(12) of the Seller Disclosure Letter, there are no outstanding leasing commissions or brokerage commissions or tenant improvement allowances or concessions or landlord’s contributions under, or in connection with, the Lessor Leases that will be the obligation of, or binding on, Buyer or any of the Acquired Companies after the Closing.

(13) Except as set forth in Section 3.02(p)(13) of the Seller Disclosure Letter, there are no real properties, material assets or material leasehold interests of the Acquired Companies that have been sold by the Acquired Companies between December 31, 2018 and the date hereof.

(q) Insurance. With respect to each material insurance policy owned or held by, or that covers, any Acquired Company (which for the avoidance of doubt, excludes any insurance policy obtained by any tenant for which any Acquired Company is a named or additional insured) (the “Company Insurance Policies”): (1) such Company Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (2) no Acquired Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with the notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the Company Insurance Policy, (3) to Seller’s Knowledge, no insurer on the Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (4) to Seller’s Knowledge, no notice of cancellation or termination (whether written or oral) has been received, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(r) Takeover Laws. The Parent Board has taken all action necessary to render inapplicable to this Agreement, the Sale and the other transactions contemplated herein the applicable provisions of any Takeover Law.

(s) Investment Company Act. None of the Acquired Companies is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

3.03. Representations and Warranties of Buyer. Except as set forth in the Disclosure Letter delivered by Buyer to Seller and Parent in connection with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), Buyer represents and warrants to Seller and Parent as follows:

(a) Organization, Standing and Authority. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Buyer.

(b) Power and Authority. Buyer has the corporate (or equivalent) power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

(c) Power, Authority, Authorization and Binding Nature of this Agreement. Buyer has the corporate (or equivalent) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Sale. Buyer has duly authorized, executed and delivered this Agreement and has taken all corporate (or equivalent) action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Sale. Subject only to due execution of this Agreement by Parent and Seller, this Agreement is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Governmental Approvals; No Defaults.

(1) Except for required filings under federal and state securities Laws, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Sale, except for those consents, approvals, filings or registrations, the failure to make or obtain which would not, individually or in the aggregate, be reasonably likely have a Material Adverse Effect with respect to Buyer.

(2) Subject to receipt of the consents and approvals and the making of the filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation by Buyer of the Sale do not and will not (A) constitute a violation by Buyer of any applicable Law, (B) with respect to any Contract to which Buyer or any of its properties or assets is subject or bound, (i) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) thereunder, (ii) require a consent or approval or result in the loss of a benefit thereunder, (iii) give rise to any right of termination, cancellation, amendment or acceleration thereof or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of Buyer’s properties or assets, (C) constitute a material breach or violation of, or a material default under, Buyer’s Organizational Documents or (D) require Buyer to obtain any consent or approval under any such Law or Contract, except, in the case of clauses (A), (B) or (D), for any such breach, violation, default, consent or approval that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Buyer.

(e) Litigation. There is no Legal Proceeding pending or, to Buyer’s Knowledge, threatened against Buyer, nor is there any judgment, decree, injunction, rule or Order of any Governmental Authority or arbitration outstanding against Buyer, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Buyer.

(f) Closing Payment. At the Closing, Buyer shall have sufficient cash available lines of credit or other sources of immediately available funds to enable it to pay the Base Purchase Price and Prepayment Premium and promptly pay any other amounts to be paid by it pursuant to and in connection with this Agreement and the Debt Financing (collectively, the “Acquisition Amounts”). Without limiting the generality of the foregoing, a true and complete copy of the commitment letter, dated as of the date hereof, among Buyer, BofA Securities, Inc. and Bank of America, N.A. (together with the Fee Letter (as defined below) and all exhibits, annexes, schedules and joinders thereto, the “Debt Commitment Letter”), has been provided to Parent, pursuant to which the lenders and other Persons party thereto (collectively, the “Lenders”) have agreed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and the related fees and expenses to be incurred by Buyer in connection therewith and for the other purposes set forth therein. As of the date hereof, the Debt Commitment Letter has not been amended, restated, supplemented or otherwise modified, no such amendment or modification is pending or contemplated (except for amendments to add additional Lenders thereto), and the Debt Commitment Letter has not been withdrawn, terminated or rescinded in any respect. Buyer has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. The Debt Commitment Letter is in full force and effect as of the date hereof. The Debt Commitment Letter is a valid, legal, binding and an enforceable obligation of Buyer and the other Persons party thereto, subject (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). There are no other conditions or other contingencies under any agreement (including any side letters) related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or to the Knowledge of Buyer, any other parties thereto, under the Debt Commitment Letter, or a failure of any condition to the Debt Financing or would otherwise result in any portion of the Debt Financing being unavailable on the Closing Date or, to the Knowledge of Buyer, make any assumption or statement set forth in the Debt Commitment Letter inaccurate in any material respect. As of the date hereof and assuming satisfaction of the conditions set forth in Sections 6.01 and 6.03, Buyer does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on the Closing Date. The Debt Commitment Letter is not subject to any conditions precedent to the obligations of the parties thereunder (including pursuant to any “flex” provisions in the related fee letter (the “Fee Letter”) a true and complete copy of which (in redacted form removing only the fee information and pricing “flex” information) has been provided to Parent prior to the date hereof) or otherwise to make the full amount of the Debt Financing available to Buyer at the Closing other than as set forth therein (including the payment of customary fees). There are no side letters or other agreements, contracts or arrangements to which Buyer or any of its Affiliates is a party that are related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Buyer acknowledges that the receipt of third party financing (including the Debt Financing) is not a condition to its obligations under this Agreement.

(g) Proxy Statement. None of the information supplied or to be supplied by or on behalf of Buyer for inclusion or incorporation by reference in the Proxy Statement shall, on the date it (and any amendment or supplement thereto) is filed with the SEC, or at the time it is first mailed to the shareholders of Parent or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(h) Financial Advisors. None of Buyer or any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Buyer has retained BofA Securities, Inc. as its financial advisor, the fees and expenses of which shall be the responsibility of Buyer.

(i) Ownership of Parent Shares. None of Buyer or any of its Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Parent Shares or any securities that are convertible into or exchangeable or exercisable for Parent Shares, or holds any rights to acquire or vote any Parent Shares.

(j) Certain Arrangements. None of Buyer or its Affiliates or any other Person on behalf of Buyer or its Subsidiaries has entered into any Contract, obligation, arrangement, understanding or undertaking, whether written or oral, with any member of Parent’s management or trustees that is related to the transactions contemplated by this Agreement.

(k) Accredited Investor. Buyer acknowledges and agrees that it is acquiring the Newco LLC Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Buyer acknowledges that it is informed as to the risks of the Sale and the other transactions contemplated by this Agreement and of ownership of the Newco LLC Interests. Buyer acknowledges that the Newco LLC Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Newco LLC Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Newco LLC Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

(l) OFAC. Neither Buyer nor, to Buyer’s Knowledge, any Affiliate of Buyer is, or will become, a Person with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaged and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(m) Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Acquired Companies. As of the Closing Date, assuming the satisfaction or waiver of the conditions set forth in Sections 6.01 and 6.03 and after giving effect to all of the transactions contemplated by this Agreement, including the incurrence of the Debt Financing and the payment of the aggregate Acquisition Amounts, Buyer and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 3.03(m), the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (ii) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (iii) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 3.03(m), “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 3.03(m), the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

3.04. Access to Information; Disclaimer. Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Acquired Companies with the management of Parent, (b) has had reasonable access to (1) the books and records of the Acquired Companies and (2) the documents provided by the Acquired Companies for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from management of the Acquired Companies and (d) has conducted its own independent investigation of the Acquired Companies, their respective businesses and the Sale, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent, Seller or the Acquired Companies, other than the representations and warranties of Parent and Seller contained in Sections 3.01 and 3.02 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Sections 3.01 and 3.02 of this Agreement, Buyer further acknowledges and agrees that none of Parent, Seller, the Acquired Companies or any of their respective members, trustees, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Acquired Companies, or their respective businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Buyer shall have no claim against Parent, Seller or the Acquired Companies or any of their respective trustees, members, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

3.05. No Other Representations or Warranties.

(a) Except as expressly set forth in Sections 3.01 and 3.02, none of Parent, Seller or any other Person on behalf of Parent or Seller has made or makes any express or implied representations or warranties. Buyer represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Sale, it has relied solely upon the express representations and warranties of Parent and Seller set forth in Sections 3.01 and 3.02.

(b) Except as expressly set forth in Section 3.03, neither Buyer nor any other Person on behalf of Buyer has made or makes any express or implied representations or warranties. Each of Parent and Seller represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Sale, it has relied solely upon the express representations and warranties of Buyer set forth in Section 3.03.

ARTICLE IV

Conduct of Business

4.01. Forbearances With Respect to the Acquired Companies. Each of Parent and Seller agrees that from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as expressly contemplated by this Agreement, or as set forth on Section 4.01 of the Seller Disclosure Letter or as required by the Master Trust Transaction Documents or applicable Law, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), it shall cause each Acquired Company not to:

(a) Ordinary Course. Conduct its business other than in the ordinary course of business consistent with past practice or fail to use reasonable best efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted) in all material respects, (ii) maintain its material rights, franchises and authorizations and (iii) preserve intact in all material respects its current business organization, ongoing businesses and significant business relationships.

(b) Operations. Enter into any new line of business outside the businesses being conducted by the Acquired Company on the date hereof or change its material operating policies, except as required by applicable Law.

(c) Equity Interests. Issue, sell, grant or create any Lien on any Equity Securities of the Acquired Company or form any Subsidiary.

(d) Dividends, Distributions, Repurchases:

(1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any of its outstanding Equity Securities; provided, however, that notwithstanding the foregoing, the Acquired Companies may make distributions to Seller in the ordinary course of business consistent with past practice; or

(2) Directly or indirectly, adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any Equity Securities of such Acquired Company.

(e) Dispositions. Sell, transfer or otherwise dispose of any of its assets or any of its real properties, except, as to real property, (i) as compelled in connection with any condemnation or eminent domain proceedings, (ii) pursuant to any Acquisition Contract existing and in effect as of the date hereof and Previously Disclosed to Buyer; provided, that Seller shall provide notice to Buyer not less than two (2) Business Days prior to an anticipated closing date under such an Acquisition Contract and shall promptly provide a copy of the final closing statement for such sale showing the net proceeds thereof (net of customary and market brokerage commissions and transaction expenses, including any applicable state income tax withholding on real estate sales and transfer taxes), and (iii) with respect to any Acquired Company Property described on Section 4.01(e) of the Seller Disclosure Letter, for an aggregate purchase price no less than 90% of the estimated purchase price set forth therein subject to customary apportionments and Seller shall promptly provide a copy of the transaction agreement for such sale.

(f) Acquisitions.

(1) Acquire assets or real properties of any other Person, except pursuant to any Acquisition Contract existing and in effect as of the date hereof and Previously Disclosed to Buyer; or

(2) Acquire by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof.

(g) Leasing Operations. Enter into new Lessor Leases or Lessee Leases, or amend, modify or terminate any existing Lessor Leases or Lessee Leases, other than confirmatory amendments required by the express terms thereof or any renewals and extensions pursuant to such Lessor Lease or Lessee Lease or confirmatory terminations upon expiration of the term thereof, all in accordance with the terms thereof. Notwithstanding this Section 4.01(g), if Parent or Seller delivers a written request to Buyer to approve such an entry, amendment, modification or termination, together with sufficient information to approve or deny such request, and Buyer does not respond within ten (10) Business Days following its receipt of such request, Buyer will be deemed to have given its prior written consent solely with respect to the item(s) expressly named therein and provided further, that Parent or Seller shall provide Buyer with a copy of any such amendment, lease or termination promptly following execution thereof.

(h) Master Trust Transaction Documents. Amend in any material respect any of the Master Trust Transaction Documents in a manner that would increase the Prepayment Premium payable by Buyer or create any liabilities or obligations that would survive the Closing.

(i) Adverse Actions. Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Sale forth in Article VI not being satisfied in a reasonably timely manner.

(j) Compensation and Benefits. (1) Establish, adopt, materially amend or terminate any Company Plan (or any plan, program, policy, practice, Contract, arrangement or other obligation that would be a Company Plan), (2) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation under any Company Plan or (3) hire any employee or engage any independent contractor (who is a natural Person).

(k) Taxes. Except (1) as otherwise done pursuant to an acquisition permitted by Section 4.01(f), (2) in the ordinary course of business consistent with past practice, (3) if required by GAAP or applicable Law, (4) if such action is not reasonably expected to result in an increase in the Tax liability of any Acquired Company or otherwise result in an adverse effect to Buyer, or (5) if necessary (A) to preserve Parent’s qualification as a REIT under the Code or (B) to qualify or preserve the status of Newco or any Acquired Company as a disregarded entity for U.S. federal income tax purposes, make, change or rescind any material election relating to Taxes of any Acquired Company in a manner that is inconsistent with past practice or make any material change in any method of Tax accounting; provided, for the avoidance of doubt, that no election shall be made prior to Closing to treat any Acquired Company or Newco as a corporation for U.S. federal (or applicable state or local) income Tax purposes without Buyer’s consent.

(l) Debt. Incur any Indebtedness, other than Indebtedness under Master Trust Transaction Documents that will be repaid at Closing and will not increase the Prepayment Premium payable by Buyer.

(m) Litigation. Waive, compromise or settle any Legal Proceeding to which such Acquired Company is a party, other than Legal Proceedings covered by insurance (including payment of amounts in respect of applicable deductibles) or those based in tort or related to vacant Acquired Company Properties.

(n) Insurance. Fail to maintain in effect any material insurance policies of such Acquired Company on substantially the same coverage and amounts as currently maintained by such Acquired Company.

(o) Contracts. (1) Enter into any Contract (A) that if in effect on the date hereof, would have been required to be disclosed in Sections 3.02(j), 3.02(p)(5), 3.02(p)(7), 3.02(p)(8) or 3.02(p)(12) of the Seller Disclosure Letter, as applicable, or (B) would otherwise be material to the Acquired Companies, taken as a whole, or (2) modify, amend, terminate, assign or waive any material right under (other than renewals, extensions or terminations upon expiration of the term thereof in accordance with the terms thereof) any Contract required to be disclosed on the Seller Disclosure Letter outside the ordinary course of business consistent with past practice, except, in the case of each of the foregoing, to the extent otherwise permitted under another subsection of this Section 4.01.

(p) Lien. Create any Lien on any material properties or assets, other than Permitted Liens.

(q) Accounting Methods. Implement or adopt any material change in its financial or regulatory accounting principles, practices or methods, other than as may be required by GAAP.

(r) Related Party Transaction. Enter into any (i) Contract with Parent, Seller or any of their respective Subsidiaries, other than any such Contract that will terminate without penalty or further liability as of Closing, or (ii) transaction that would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(s) Organizational Documents. Amend in any respect adverse to Buyer its Organizational Documents.

(t) Liquidation. Except as set forth in Article II of this Agreement, adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(u) Commitments. Enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02. Forbearances With Respect to Newco. Each of Parent and Seller agrees that from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as expressly contemplated by this Agreement or the Property Transfer Agreement, it shall cause Newco not to incur any liabilities or obligations of any kind or otherwise engage in any activities of any nature.

4.03. Forbearances of Buyer. Notwithstanding anything herein to the contrary, Buyer agrees that from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as required by a Governmental Authority or applicable Law, without the prior written consent of Seller, it shall not, and shall cause each of its Subsidiaries and Affiliates not to, knowingly take, or knowingly omit to take, any action that is reasonably expected to result in any of the conditions to the Sale set forth in Article VI not being satisfied in a reasonably timely manner.

4.04. No Control of Acquired Companies Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct any of the Acquired Companies’ operations prior to the Closing Date.

ARTICLE V

Covenants

5.01. Acquisition Proposals.

(a) No Solicitation or Negotiation.

(1) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as otherwise permitted by this Section 5.01, Parent shall, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives to (A) not, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited written inquiry, to ascertain facts from the Person making such Acquisition Proposal for the purpose of informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 5.01), (iii) provide (including through access to any data room) any non-public information relating to Parent or any of its Subsidiaries to any Person relating to an Acquisition Proposal, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or other Contract with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”) or (v) resolve or agree to do any of the foregoing and (B) immediately cease and cause to be terminated all discussions, activities (including by terminating access to any data room), negotiations, solicitation or encouragement with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof. Parent shall, and shall cause its Subsidiaries to, request any Person (and its Representatives) that received any non-public information about Parent or its Subsidiaries that was furnished by or on behalf of Parent prior to the date hereof in connection with an Acquisition Proposal to return or destroy all such information.

(2) Notwithstanding anything in this Agreement to the contrary, prior to the time that the Requisite Parent Vote is obtained, but not after, Parent may (A) provide information in response to a request therefor by a Person or Persons who have made a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Agreement if Parent receives from such Person or Persons an executed customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement and promptly (and, in any event, within forty-eight (48) hours) discloses (and, if applicable, provides copies of) any such documents to Buyer to the extent not previously provided to Buyer or (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the Parent Board (x) determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (y) determines in good faith after consultation with its outside legal counsel that failure to take such action would likely be inconsistent with the trustees’ duties under applicable Law.

(3) Parent agrees that any actions taken by its Subsidiaries or its or its Subsidiaries’ Representatives that would not be permitted to be taken by Parent pursuant to this Section 5.01 shall be deemed to be a breach of this Section 5.01 by Parent.

(b) No Change of Recommendation. The Parent Board and any committee thereof shall not:

(1) (A) withhold, withdraw, qualify or modify, in a manner adverse to Buyer, the Parent Board Recommendation or any other approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or the Sale, (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal, (C) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of Parent, (D) fail to include the Parent Board Recommendation in the Proxy Statement, (E) if any Acquisition Proposal has been made public, fail to publicly affirm or reaffirm the Parent Board Recommendation upon request of Buyer within five (5) Business Days upon receipt of such written request from Buyer, provided that Buyer may make such request once in connection with each Acquisition Proposal, (F) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such tender or exchange offer or (G) publicly propose or resolve to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”); or

(2) except as permitted by Section 5.01(c), cause or permit Parent or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(c) Alternative Acquisition Agreement; Intervening Event.

(1) Notwithstanding anything to the contrary contained in this Section 5.01, if (A) Parent or any of its Subsidiaries receives a bona fide written Acquisition Proposal received after the date of this Agreement from a Person or Persons that did not result from a breach of this Section 5.01, (B) the Parent Board determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal and (C) the Parent Board determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would likely be inconsistent with the trustees’ duties under applicable Law, then, prior to the time (but not after) the Requisite Parent Vote is obtained, the Parent Board and/or Parent and its Subsidiaries, as applicable, may take the following actions: (x) make a Change of Recommendation or (y) terminate, and cause or permit Parent and its Subsidiaries to terminate, this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that Parent and its Subsidiaries may not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) will be void and of no force or effect, unless and until Parent complies with the requirements of Section 7.03(b) and pays the Parent Termination Fee in accordance with Section 7.05(b)(2); and provided, further, that the Parent Board may not effect a Change of Recommendation pursuant to the foregoing clause (x) and Parent may not, and the Parent Board may not permit or cause Parent and its Subsidiaries to, terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) Parent shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Notice Period”), of the Parent Board’s intention to make a Change of Recommendation and/or authorize Parent and its Subsidiaries to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Recommendation), which notice will specify the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal), and Parent shall have contemporaneously provided a copy of the then-latest drafts of all proposed transaction agreements with respect to such Superior Proposal;

(ii) Parent shall have, and shall have caused its Representatives to, during the Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any revisions to the form, amount or timing of payment of consideration or any material revisions to the other material terms of the Superior Proposal, Parent will be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 5.01(c)(1) with respect to such new written notice; provided, that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period; and

(iii) Buyer shall not have, within the Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the Parent Board has in good faith determined (after consultation with its outside legal counsel and its financial advisors) would result in the Acquisition Proposal ceasing to constitute a Superior Proposal.

(2) Notwithstanding anything to the contrary contained herein, prior to the time (but not after) the Requisite Parent Vote is obtained, solely in response to an Intervening Event, the Parent Board may make a Change of Recommendation if it determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation in response to such Intervening Event would likely be inconsistent with the trustees’ duties under applicable Law; provided, however, that the Parent Board (or any committee thereof) may not make a Change of Recommendation pursuant to the foregoing unless:

(i) Parent shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of the Parent Board’s intention to make a Change of Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Recommendation), which notice shall specify in detail the Parent Board’s reason for proposing to make such Change of Recommendation (including a description of such Intervening Event in reasonable detail);

(ii) Parent shall, and shall have caused its Representatives to, during the Intervening Event Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need for the Parent Board to make such Change of Recommendation; and

(iii) Buyer shall not have, within the Intervening Event Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the Parent Board has in good faith determined (after consultation with its outside legal counsel) would obviate the need for the Parent Board to make such Change of Recommendation.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prevent the Parent Board or Parent from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (or any similar communication to shareholders), or otherwise complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, that if such disclosure has the effect of making a Change of Recommendation, such disclosure shall be made in compliance with this Section 5.01.

(e) Limits on Release of Standstill. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be permitted to waive or fail to enforce any provision of any “standstill” or similar obligation of any Person to the extent that the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action (or taking action) would likely be inconsistent with the trustees’ duties under applicable Law; provided, that Parent promptly advises Buyer that it is taking such action or its failure to take action and the identity of the party or parties with respect to which it is taking such action or it failed to take action; provided, further that the foregoing shall not restrict Parent from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(f) Notice. Parent agrees that it shall promptly (and, in any event, within forty-eight (48) hours after receipt) notify Buyer if any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal is received by, or any discussions or negotiation are sought to be initiated regarding an Acquisition Proposal with, it or any of its Representatives indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such Acquisition Proposal, inquiry or other proposal (including material financing terms, if any) and Parent will provide to Buyer copies of any such Acquisition Proposal and other substantive correspondence relating to such Acquisition Proposal, inquiry or proposal made in writing. Thereafter, Parent shall keep Buyer informed, on a reasonably prompt basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto) and the status of any such discussions or negotiations with respect thereto.

5.02. Proxy Statement.

(a) Parent shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and will use reasonable best efforts to do so no later than thirty (30) days after the date of this Agreement), a preliminary Proxy Statement and each of Parent and Buyer shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Sale, and Buyer and Parent shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings.

(b) Subject to applicable Law, and notwithstanding anything in this Agreement to the contrary, prior to the filing of the preliminary Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to Parent shareholders, or responding to any comments from the SEC with respect thereto, Parent shall provide Buyer and its counsel with a reasonable opportunity to review and to comment on such document or response, which Parent shall consider in good faith and include in such filing, document or response any reasonable comments reasonably proposed by Buyer and its Representatives. Buyer shall furnish to Parent the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Parent shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Buyer with copies of (1) all material correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and (2) all written comments with respect to the Proxy Statement received from the SEC. Parent shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof, and Buyer shall cooperate to provide responses to such SEC comments. Parent shall cause the Proxy Statement to be mailed to Parent’s shareholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement. Parent and Seller agree that any material breach of their obligations under Section 5.02(a) or Section 5.02(b) shall be deemed to be a willful and material breach of this Agreement by Parent; provided that Buyer has provided to Parent written notice of such material breach within ten (10) Business Days of first becoming aware of such material breach and Parent and Seller fail to cure such breach by ten (10) Business Days after such notice is provided.

(c) If at any time prior to the Shareholders Meeting, any information relating to Parent or Buyer, or any of their respective Affiliates, is discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party, and Parent shall prepare (with the assistance of Buyer) and mail to its shareholders such an amendment or supplement, in each case, to the extent required by applicable Law. Parent and Buyer each agrees to promptly (1) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (2) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. Parent further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders of record as of the record date established for the Shareholders Meeting, in each case, as and to the extent required by applicable Law.

5.03. Shareholders Meeting. Parent, acting through the Parent Board (or a committee thereof), shall, as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement or that Parent may commence mailing the Proxy Statement, take all action required under the applicable Law and Parent’s Organizational Documents and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable the Shareholders Meeting; provided, that Parent may postpone or adjourn such meeting solely (a) to the extent required by applicable Law, (b) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (c) to allow reasonable additional time to solicit additional proxies to the extent Parent reasonably believes necessary in order to obtain the Requisite Parent Vote or (d) in the absence of a quorum. Parent’s receipt of an Acquisition Proposal or a Change of Recommendation will not alter the obligation of Parent to submit the adoption of this Agreement and the approval of the Sale to the holders of Parent Shares at the Shareholders Meeting, unless this Agreement has been terminated in accordance with its terms prior to the Shareholders Meeting. Subject to Section 5.01, Parent shall use reasonable best efforts to solicit from the holders of Parent Shares proxies in favor of the approval of this Agreement and the Sale and obtain the Requisite Parent Vote.

5.04. Actions.

(a) Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Sale in accordance with this Agreement as promptly as practicable, and each shall cooperate fully with, and furnish information to, the other Party to those ends.

(b) Buyer and Parent shall, and each shall cause its respective Subsidiaries and Affiliates to, cooperate and use reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to be obtained by Buyer, Parent and their respective Subsidiaries and Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Each of Buyer and Parent shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case, subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority under this Section 5.04(b). Each of Buyer and Parent shall keep the other Party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(c) Buyer and Parent shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries and Affiliates, and its and their trustees, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries or Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

5.05. Press Releases. Parent and Buyer shall each give notice to the other before issuing, and shall give each other the opportunity to review and comment upon, any press release, written and broadly disseminated communication or other written shareholder communication with respect to the Sale or this Agreement; provided, that a Party may, after prior notice, to the extent practicable in the circumstances and permitted by applicable law, issue such communication or make such public statement as may be required by applicable Law or securities exchange rules in furtherance of the foregoing. Buyer and Parent shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other Party; provided, further, that, subject to the terms and conditions set forth in Section 5.01, Buyer’s consent shall not be required, and Parent shall not be required to consult with Buyer in connection with, or provide Buyer an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Acquisition

Proposal or with respect to any actions contemplated by Section 5.01(b) or Section 5.01(c). Notwithstanding the foregoing, each of Buyer and Parent may, without the prior consent of the other Party, reasonably disseminate information previously included in a press release or other public disclosure made pursuant to this Section 5.05.

5.06. Access; Information.

(a) Subject to applicable Law, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Article VII, upon reasonable advance written notice, Parent shall, and shall cause its Subsidiaries to, (1) provide to Buyer and its Representatives access during normal business hours of the Acquired Companies to the officers, employees, properties (subject to the terms of the relevant leases), Contracts, books and records (including Tax Returns and information relating to Taxes) and other assets of the Acquired Companies (it being agreed and understood that such books or records made available in the Data Room shall constitute sufficient access hereunder) as Buyer may reasonably request (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements set forth in Section 5.01, any Acquisition Proposal) and (2) furnish promptly such information concerning officers, employees, properties, Contracts, books and records (including copies of Tax Returns and information relating to Taxes) and other assets of the Acquired Companies as Buyer may reasonably request; provided, that any such access shall be conducted at Buyer’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies or their Representatives and in such a manner as not to interfere unreasonably with the normal operations of the Acquired Companies or Parent. Nothing herein shall require Parent or any of its Subsidiaries to disclose any information to the extent such disclosure (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) would reasonably be expected to violate any applicable Law or any Contract or other written obligations or fiduciary duties of such Party or (C) relate to any Acquisition Proposal or Change of Recommendation or the actions of the Parent Board. Parent will use it reasonable best efforts to make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Buyer and Parent shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 14, 2019 (the “Confidentiality Agreement”), between Buyer and Parent with respect to the information disclosed under this Section 5.06 and otherwise pursuant to this Agreement, with such obligations thereunder being deemed to survive until the Closing.

(c) Nothing contained in this Agreement shall give Buyer or its Affiliates, directly or indirectly, prior to Closing, any rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Acquired Companies without the prior written consent of Parent.

5.07. Books and Records. In connection with the Closing, Parent shall provide Buyer with all books and records of the Acquired Companies within Parent’s or its Representatives’ possession or control. For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a) Buyer shall not and shall cause its Affiliates and Representatives not to dispose of or destroy any of the books and records (including Tax Returns and information relating to Taxes) of the Acquired Companies relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Parent by written notice to Parent at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b) Buyer shall, and shall cause its Affiliates and Representatives to, (1) provide Parent and its Representatives and their respective agents with electronic access to any portions of the Books and Records that are available in electronic format, (2) allow Parent and its Representatives and their respective agents access to all other Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored and permit Parent and its Representatives and their respective agents, at their own expense, to make copies of such Books and Records, (3) make available Buyer’s or its Affiliates’ or Representatives’ personnel to assist in locating such Books and Records and (4) make available Buyer’s or its Affiliates’ or Subsidiaries’ personnel whose assistance or participation is reasonably required by Parent and its Representatives or any of their respective Affiliates or representatives, in each case, in anticipation of, or preparation for, existing or future Legal Proceeding, Tax contest, audit, investigation or other matters in which Parent or any of its respective Affiliates are involved.

5.08. Takeover Statutes and Provisions. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Statutes to become applicable to this Agreement or the Sale. If any Takeover Statute is or may become applicable to the Sale and the other transactions contemplated by this Agreement, each of Parent and Buyer and the members of the Parent Board and the board of directors of Buyer shall grant such approvals and shall use reasonable best efforts to take such actions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 5.08 shall be construed to permit Buyer to do any act that would constitute a violation or breach of, or as a waiver of any of Parent’s or any of its Subsidiaries’ rights under, any other provision of this Agreement.

5.09. Indemnification.

(a) From and after the Closing, Buyer shall and shall cause the Acquired Companies to indemnify and hold harmless to the same extent set forth in the Organizational Documents of the Acquired Companies (and Buyer shall and shall cause the Acquired Companies to also advance expenses as incurred to the same extent set forth in the Organizational Documents of the Acquired Companies), each present and former Covered Person and its Affiliates (collectively, the “Covered Person Indemnified Parties”) against any costs, fees or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, obligations or liabilities (collectively, “Losses”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, in connection with such Person’s status as a present or former Covered Person Indemnified Party, arising out of or relating to the Acquired Companies or their assets, including the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, for a period of six years from and after the Closing, Buyer shall not and shall cause the Acquired Companies not to, amend, repeal or otherwise modify any provision of the certificates of formation of the Acquired Companies or the LLC Agreements relating to the exculpation or indemnification (including advancement of expenses) of any Covered Person Indemnified Parties in any manner that would adversely affect the rights thereunder of any Covered Person Indemnified Party, it being the intent of the Parties that the Covered Person Indemnified Parties shall continue to be entitled to such exculpation and indemnification (including advancement of expenses) to the fullest extent permitted under applicable Law as provided in Section 5.09(a). Buyer shall and shall cause the Acquired Companies to honor and perform under all indemnification and expense advancement obligations owed to any of the Covered Person Indemnified Parties.

(c) If Buyer or any of its successors or assigns (1) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, or if Buyer dissolves any Acquired Company, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations set forth in this Section 5.09.

(d) The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Person Indemnified Parties, his, her or its heirs and successors and assigns and their respective Representatives. The obligations of Buyer under this Section 5.09 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Covered Person Indemnified Parties unless the affected Covered Person Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Covered Person Indemnified Parties shall be third-party beneficiaries of this Section 5.09).

(e) The rights of the Covered Person Indemnified Parties under this Section 5.09 shall be in addition to any rights such Covered Person Indemnified Parties may have under the LLC Agreements, or under any applicable Contracts or Laws. Further, nothing in this Agreement, including this Section 5.09, is intended to, shall be construed to or shall release, waive or impair any rights to managers’ liability and fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Acquired Companies or the Covered Person Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

5.10. Notification of Certain Matters. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Article VII, Buyer and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Buyer, Parent, Seller or the Acquired Companies, as applicable, or (b) would cause or constitute a material breach of any of its or its Subsidiaries’, as applicable, representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI.

5.11. Transaction Litigation. From and after the date hereof and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article VII, Buyer and Parent shall reasonably cooperate in the defense and settlement of any Legal Proceeding brought by a third party (including any class action or derivative litigation) relating directly or indirectly to this Agreement or the Sale and Parent shall, as promptly as reasonably practicable after obtaining Knowledge of any such Legal Proceeding, notify Buyer of any such Legal Proceeding; provided, that no settlement shall be made without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

5.12. Insurance. Buyer acknowledges that all Company Insurance Policies providing coverage to the Acquired Companies shall terminate as of the Closing. Except as provided in this Section 5.12, neither Parent nor Seller or any of their Affiliates or Property Manager or any of its Affiliates shall have any obligation to Buyer or any Acquired Company with respect to or under any Company Insurance Policy and no claims may be brought against or under any Company Insurance Policy for or with respect to an Acquired Company; provided, that Seller shall, and Parent shall cause Seller to (i) direct any carriers under the occurrence-based Company Insurance Policies set forth on Section 5.12 of the Seller Disclosure Letter (“Occurrence Based Policies”) to continue to make any insurance coverage to the extent available thereunder available to the applicable Acquired Companies following the Closing Date for claims arising out of occurrences prior to the Closing Date (to the extent not covered by the policies of Buyer or its Affiliates) and (ii) direct any carriers under any claims-made Company Insurance Policies as set forth on Section 5.12 of the Seller Disclosure Letter “Claims Based Policies”) to continue to process any claims made thereunder with respect to any Acquired Company, to the extent such claims were made prior to the Closing; provided, however, that, in connection with clauses (i) and (ii), none of Parent, Sellers or any of their respective Affiliates or Property Manager or any of its Affiliates shall have any obligation to pay any additional premiums or other amount under any Occurrence Based Policies or Claims Based Policies or otherwise unless Buyer pays such amounts. Following the Closing Date, upon Buyer’s reasonable request and at Buyer’s cost and expense, Seller and Parent shall reasonably cooperate with and assist Buyer in issuing notices of such claims under the Occurrence Based Policies and Claims Based Policies, presenting such claims for payment and collecting insurance proceeds related thereto. The Property Manager shall be a third-party beneficiary of this Section 5.12.

5.13. Marks. Buyer agrees that (a) Buyer has no, and after the Closing, none of the Acquired Companies will have any, right, title or interest in or to the names “Spirit”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Marks”), (b) Buyer has no, and after the Closing, each Acquired Company shall not have any, right to use the Marks after the Closing Date (including in any advertising or promotional materials and any business cards, business forms and other similar items, in each case that contain anywhere thereon any of the Marks), and (c) Buyer shall not, and from and after the Closing shall cause each Acquired Company to cease to, use the Marks after the Closing Date. Within five (5) Business Days after the Closing Date, Buyer shall make appropriate filings with Governmental Authorities as are necessary to change the name of any Acquired Company to a name not using or confusingly similar to a Mark. Buyer further acknowledges and agrees that the Name License in Section 22 of that certain Asset Management Agreement dated as of May 31, 2018 between Seller and Property Manager shall not extend to Buyer or, after the Closing, any Acquired Company. The Property Manager shall be a third-party beneficiary of this Section 5.13 for the purposes of directly enforcing Buyer’s obligations under this Section 5.13.

5.14. Certain Additional Matters – Mail. From and after the Closing, each of Parent and Seller hereby authorizes and empowers Buyer and its Affiliates to receive and open all mail and other communications (including electronic communications) received by Buyer or its Affiliates relating to the Acquired Companies, the Master Trust Indenture and their respective assets and properties and to deal with the contents of such communications, and in the case of any such communications relating to the Master Trust Indenture or any matters concerning the disposition of the Redemption and Discharge Amount, Buyer shall promptly (and in any event within three (3) Business Days of receipt) provide Parent and Seller with copies of such communications.

5.15. Certain Additional Matters – Indemnification.

(a) Indemnification of Parent and Seller. From and after the Closing, Buyer (the “Seller Indemnifying Party”) shall indemnify and hold harmless each of Parent, Seller and their respective Affiliates and their respective officers, managers, members, successors and assigns and representatives (collectively, the “Seller Indemnified Parties”) from, and will promptly defend any such Seller Indemnified Party from and reimburse any such Seller Indemnified Party for, (x) any and all Losses, which any Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of any obligations or liabilities related to the ownership or operation of Newco or the Acquired Companies, and (y) any and all Buyer Taxes; provided that Buyer shall not be required to indemnify, hold harmless or defend any Seller Indemnified Parties for Losses described in Section 5.15(b)(1) to the extent the Buyer Indemnifying Parties are required to indemnify and hold harmless the Buyer Indemnified Parties thereunder (without giving effect to the limitations in Section 5.15(b)(2), it being understood and agreed that matters which would be indemnified for but for such limitations shall remain the responsibility of Newco and the Acquired Companies).

(b) Indemnification of Buyer.

(1) Indemnification. From and after the Closing, Parent and Seller (the “Buyer Indemnifying Parties,” and together with the Seller Indemnifying Party, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless each of Buyer, its Affiliates (including Newco and the Acquired Companies) and their respective officers, managers, members, successors, assigns and representatives (the “Buyer Indemnified Parties,” and together with the Seller Indemnified Parties, the “Indemnified Parties”) from, and will promptly defend any such Buyer Indemnified Party from and reimburse any such Buyer Indemnified Party for, (w) any and all Losses which any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of any Parent Excluded Liabilities, (x) subject to Section 5.15(b)(2), any and all Losses which any Buyer Indemnified Party may suffer or incur, or become subject to, as a result of any liabilities or obligations of Newco or the Acquired Companies related to the ownership or operation of Newco or the Acquired Companies that arose prior to the Closing, or Liens on the Acquired Company Properties that are not Permitted Liens that are attributable to the period before the Closing, and that are or become the subject of third party claims (including, for the avoidance of doubt, Liens) against any Buyer Indemnified Party or the Acquired Company Properties (but excluding any Losses resulting from liabilities, obligations or Liens (i) under any leases, subleases or other Contracts relating to periods from and after the Closing and not attributable to any breach or default by Newco or any Acquired Company prior to the Closing, (ii) arising prior to, as of or after the Closing that are the responsibility of a tenant or subtenant under any lease, sublease or other Contract with Newco or an Acquired Company, (iii) for Revenue Producing TI Allowances or (iv) any Closing Date Current Adjustment Liabilities for which Buyer received credit as part of the Closing Date Credit Amount)) (“Pre-Closing Indemnifiable Losses”), (y) any and all Losses which any Buyer Indemnified Party may at any time suffer or incur or become subject to under any of the Master Trust Transaction Documents, but without duplication of Section 2.04, or (z) any and all Seller Taxes.

(2) Limitations on Indemnification under Section 5.15(b)(1)(x). Notwithstanding anything to the contrary set forth in Section 5.15(b)(1)(x):

(i) Neither Parent nor Seller (nor any of their respective Affiliates or Representatives) shall be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 5.15(b)(1)(x) for any individual claim for a Pre-Closing Indemnifiable Loss unless the amount of the Pre-Closing Indemnifiable Loss from such claim (together with other claims based on the same operative facts) exceeds $50,000 (the “De minimis Basket Amount”) (it being understood that any such claim (together with other claims based on the same operative facts) for a Pre-Closing Indemnifiable Loss that is less than the De minimis Basket Amount shall be disregarded in determining whether the Deductible has been exceeded).

(ii) Neither Parent nor Seller (nor any of their respective Affiliates or Representatives) shall be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 5.15(b)(1)(x) unless and until the aggregate amount of Pre-Closing Indemnifiable Losses for which the Buyer Indemnified Parties are entitled to be indemnified and held harmless under Section 5.15(b)(1)(x) exceeds $5,000,000 (the “Deductible”), in which case Parent and Seller shall only be liable for such Pre-Closing Indemnifiable Losses in excess of $2,500,000.

(iii) Neither Parent nor Seller (nor any of their respective Affiliates or Representatives) shall be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 5.15(b)(1)(x) for any claim for a Pre-Closing Indemnifiable Losses unless the Buyer shall have delivered to Parent or Seller a written notice describing with reasonable specificity the nature and basis, and estimated amount, of such claim no later than the earlier of (i) the date that is twelve (12) months after the Closing Date or (ii) the date of termination of Parent’s existence, but in no event shall such date occur prior to the ninetieth (90th) day after the Closing Date.

(iv) The maximum amount of all Pre-Closing Indemnifiable Losses for which Parent and Seller (and their Affiliates and Representatives) shall be liable pursuant to Section 5.15(b)(1)(x) shall not exceed $35,000,000.

(c) For the purpose of calculating Losses (including any Pre-Closing Indemnifiable Loss) to which the Indemnified Parties are entitled to indemnification under Section 5.15, (i) in no event shall Buyer, Parent or Seller be liable to any Buyer Indemnified Party for any consequential damages (except to the extent such damages are reasonably foreseeable) or punitive damages (except to the extent any such damages are owed to a third party) and (ii) Losses shall be reduced by the amount of any proceeds that any Indemnified Party receives pursuant to the terms of any insurance policies. Buyer shall, and shall cause the Buyer Indemnified Parties to, and Parent and Seller shall, and shall cause the Seller Indemnified Parties to, use reasonable best efforts to mitigate each Loss (including, without limitation, pursuing recovery for Losses under available insurance coverage).

(d) Procedures for Indemnification.

(1) If a Buyer Indemnified Party or Seller Indemnified Party receives notice or otherwise obtains knowledge of any matter (and with respect to any claim under Section 5.15(b)(1)(x), any third party claim), for which such Buyer Indemnified Party or Seller Indemnified Party is reasonably likely to be entitled to indemnification and to be held harmless under this Section 5.15 (a “Claim”) based on the information available, then the Indemnified Party shall promptly (and within twenty (20) days) deliver to the Indemnifying Party a written notice describing with reasonable specificity the nature and basis, and estimated amount, of such Claim and, if available, such notice must be accompanied by a copy of any written notice to such Indemnified Party asserting the Claim. The Indemnified Party shall deliver to Indemnifying Party copies of all other notices and documents received by the Indemnified Party relating to the Claim. Subject to Section 5.15(d)(2), the Indemnifying Party shall have the right, at its option, to assume the defense of any such matter with its own counsel. Prior to the time the Indemnified Party is notified by Parent and Seller as to whether the Indemnifying Party will assume the defense of such Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Claim, including responding timely to legal process.

(2) The Indemnifying Party shall have the right to elect to assume the defense of any Claim. If the Indemnifying Party elects to assume the defense of any such Claim, then, notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party for any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with defending such matter following the Indemnifying Party’s election to assume the defense of such matter, unless (x) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Party, or (y) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that, with respect to such Claim, the Indemnified Party and the Indemnifying Party may have different, conflicting or adverse legal positions or interests, in which case, the Indemnifying Party shall not be permitted to assume the defense of such Claim. The Indemnified Party shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of its Representatives and that the Indemnifying Party considers necessary or desirable in connection with such Claim, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnifying Party and its Representatives. The Indemnifying Party shall not, without the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any pending or threatened Legal Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Legal Proceeding) or consent to the entry of any judgment which does not, to the extent that the Indemnified Party may have any liability with respect to such Legal Proceeding or related Claim), include as an unconditional term thereof a written release of the Indemnified Party from all liability in respect of such Legal Proceeding and Claim. If the Indemnifying Party elects not to assume (or is not permitted to assume in accordance with this paragraph) the defense of any such Claim, then the Indemnified Party shall control the defense of such Claim with the assistance of counsel reasonably satisfactory to the Indemnifying Party (it being understood and agreed that only the reasonable, documented, out of pocket fees and expenses of one counsel to all applicable Indemnified Parties, and if reasonably necessary, one local counsel in any relevant jurisdiction, shall be reimbursed by and deemed Losses for all purposes hereunder); provided, that the Indemnified Party shall not settle or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in Section 5.15(b)(1)(y), the Parties shall work together in good faith to expeditiously resolve any Claim; provided that this shall not be construed to require any Indemnified Party to pay any monies or agree to any release that does not provide for the release of such Indemnified Party from all liability in respect of any Claim.

5.16. Tax Matters.

(a) Tax Returns.

(1) Parent shall prepare or shall cause to be prepared (x) any combined, consolidated or unitary Tax Return that includes any member of the Parent Group, on the one hand, and any Acquired Company or Newco, on the other hand (a “Combined Tax Return”), and (y) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any Acquired Company or Newco for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Parent shall timely file or cause to be timely filed any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions) and any Combined Tax Return. Parent shall deliver, or cause to be delivered, to Buyer all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least fifteen (15) days prior to the due date for filing such Tax Returns (taking into account any extensions) and Buyer shall timely file or cause to be timely filed such Tax Returns. Buyer shall not amend or revoke any Combined Tax Return or any Pre-Closing Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Parent. At Parent’s request, Buyer shall file, or cause to be filed, amended Pre-Closing Separate Tax Returns. Buyer shall promptly provide (or cause to be provided) to Parent any information reasonably requested by Parent to facilitate the preparation and filing of any Tax Returns described in this Section 5.16(a)(1).

(2) Except for any Tax Return required to be prepared by Parent pursuant to Section 5.16(a)(1), Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to each Acquired Company. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Separate Tax Return”), Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Acquired Company (or of Parent with respect to the Acquired Company) unless otherwise required by Law. Buyer shall deliver to Parent for its review, comment and approval a copy of such Straddle Period Separate Tax Returns at least thirty (30) days prior to the due date thereof (taking into account any extensions). Parent shall provide any comments to such Straddle Period Separate Tax Return not later than fifteen (15) days before the due date thereof (taking into account any extensions). Unless Buyer disagrees with any position taken in Parent’s comments, Buyer shall revise the Straddle Period Separate Tax Return to reflect such comments. If there is a disagreement between Parent and Buyer as to any position to be taken on the Straddle Period Separate Tax Return, such disagreement will be resolved by an independent accounting firm of national standing that has no material relationships with any of the Parties, mutually selected by Buyer and Seller, and the determination of such independent accounting firm shall be deemed final, conclusive and binding on the Parties. The cost of obtaining such advice will be borne by the Party whose position is not adopted. Buyer shall not amend or revoke any such Straddle Period Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Parent. At Parent’s request, Buyer shall file, or cause to be filed, amended Straddle Period Separate Tax Returns, subject to Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(3) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide any Person with any Tax Return or copy of any Tax Return of (x) Parent or a member of the Parent Group or (y) a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

(b) Refunds. Buyer shall pay, or cause its Affiliates to pay, to Parent the amount of any Tax refunds or credits (including any interest paid thereon) of any Acquired Company or Newco received with respect to any Pre-Closing Period (except to the extent that any such refund or credit has already been credited to Parent or Seller in calculating the Closing Payment Amount or pursuant to Section 2.04). With respect to any Straddle Period, any such refund or credit shall be equitably apportioned between Parent and Buyer in accordance with the principles set forth in Section 5.16(c). Payments pursuant to this Section 5.16(b) shall be made in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.

(c) Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each Acquired Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (1) Property Taxes of each Acquired Company and Newco allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period and (2) Taxes (other than Property Taxes) of each Acquired Company and Newco allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date and in a manner consistent with past practices of each Acquired Company (or of Parent with respect to the Acquired Company); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Sale (“Transfer Taxes”), including in connection with the contribution, transfer, assignment and conveyance of the Acquired LLC Interests and the Parent Transferred Assets to Newco and the sale, transfer, assignment and delivery to Buyer of the Newco LLC Interests, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. At least ten (10) days before the Closing, the Party responsible under applicable Law for filing any Tax Return with respect to any Transfer Tax shall provide a draft of such Tax Return to the other Party for such other Party’s review. The Party responsible under applicable Law for filing any Tax Return with respect to any Transfer Tax shall and each other Party shall, and shall cause its Affiliates to, cooperate with respect to the preparation and filing of such Tax Return.

(e) Tax Contests.

(1) If any Governmental Authority asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Parties. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority.

(2) In the case of a Tax Proceeding of or with respect to any Acquired Company or Newco for any taxable period that ends on or before the Closing Date (other than a Tax Proceeding described in Section 5.16(e)(4)), Parent shall have the exclusive right to control such Tax Proceeding; provided, however, that Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment will have a material adverse impact on Buyer or any of its Affiliates for any Post-Closing Period.

(3) In the case of a Tax Proceeding of or with respect to any Acquired Company or Newco for any Straddle Period (other than a Tax Proceeding described in Section 5.16(e)(4)), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (A) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (C) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (E) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Governmental Authority and (F) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that the Controlling Party shall not have any obligations (and the Non-Controlling Party shall not have any rights) under clause (A), (B), (C) or (E) above with respect to any portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating exclusively thereto) that could not reasonably be expected to affect the liability of, or otherwise have an adverse effect on, the Non-Controlling Party or any of its Affiliates. For purposes of this Agreement, “Controlling Party” shall mean Parent if Parent and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or Buyer if Buyer and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of Parent or Buyer is not the Controlling Party with respect to such Tax Proceeding.

(4) Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (x) any Tax Return of Parent or a member of the Parent Group; and (y) any Tax Return of a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

(f) Cooperation on Tax Matters. Parent (subject to Section 5.16(a)(3)) and Buyer shall use commercially reasonable efforts to: (i) assist and cooperate in the preparation and timely filing of any Tax Returns of Newco or any Acquired Company; (ii) assist and cooperate in any audit or other proceeding with respect to Taxes or Tax Returns of Newco or any Acquired Company; (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of Newco or any Acquired Company; (iv) provide any information necessary or reasonably requested to allow Parent, Buyer, Newco, or any Acquired Company to comply with any information reporting or withholding requirements imposed by any Tax authority; and (v) provide any information necessary or reasonably requested to allow Parent, Seller or Buyer to prepare its own Tax Returns and otherwise to comply with applicable Tax Laws. Any information or documents provided under this Section 5.16(f) shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the preparation and filing of Tax Returns or any Tax Proceeding, or as required by applicable Law.

(g) Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, the Parties agree to treat any payments under Section 5.15 and this Section 5.16 as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

5.17. Data Room. As promptly as practicable (and in any event not more than twenty (20) Business Days) after the date of this Agreement, Parent will deliver or cause to be delivered to Buyer three (3) electronic copies (in the form of a CD or DVD disc, USB drive, ZIP file or other digitally retrievable media) of all the documents posted to the Data Room on or before 8:00 P.M. Eastern time on the day prior to the date of this Agreement, with each such document clearly labeled with the document number ascribed to that document in the Data Room as of such date, in a manner fully readable by Buyer.

5.18. Financing and Sales Activity Cooperation.

(a) Prior to the Closing Date, Buyer shall keep Parent and Seller reasonably informed in reasonable detail of any material developments relating to the Debt Financing and, upon Parent’s request, the status of its efforts to arrange the Debt Financing. Buyer acknowledges and agrees that the obtaining of the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing. Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Acquisition Amounts on or prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof, including, if necessary to fund the Acquisition Amounts, to obtain the Debt Financing or to obtain alternative debt financing (in an amount no less than the Debt Commitment Letter, as in effect on the date hereof).

(b) Buyer shall not, without the prior written consent of Parent: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter if such amendment, modification or waiver (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (B) adversely affects the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (C) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Sale and the other transactions contemplated by this Agreement; or (ii) terminate the Debt Commitment Letter. Buyer shall promptly deliver to Parent copies of any amendment, modification, waiver or replacement of the Debt Commitment Letter.

(c) Prior to the Closing Date, each of Parent and Seller shall use its reasonable best efforts to provide to Buyer, and shall cause its Subsidiaries and Representatives to provide to Buyer, all cooperation reasonably requested in connection with the arrangement of the Debt Financing with respect to Newco, the Acquired Companies or the Acquired Company Properties (collectively, and together with the Audit Assistance, the “Cooperation Activities”) and in connection with any sales or marketing efforts in connection with potential sales of the Acquired Company Properties (the “Sales Activities”), in each case as reasonably requested in writing by Buyer, including using reasonable best efforts to:

(1) in furtherance of the Sales Activities, (i) hire brokers as selected by Buyer and (ii) execute and deliver purchase and sale agreements and/or other instruments with third parties relating to the sale of any Acquired Company Property on market terms (provided, that (x) the consummation of any such transaction is conditioned upon the Closing and (y) Buyer shall reimburse Parent, Seller and Newco for their respective reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the transactions contemplated thereby);

(2) upon reasonable notice, cause the Chief Executive Officer or other officer of Parent to participate in a reasonable number of meetings and presentations with prospective lenders and rating agencies and potential acquirors of Acquired Company Properties at reasonable times and locations mutually agreed;

(3) assist with the preparation of materials for customary rating agency presentations and bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing and assist with the preparation of marketing and due diligence materials with respect to a reasonable number of Acquired Company Properties in connection with the Sales Activities and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing or a reasonable number of potential acquirors of Acquired Company Properties to the extent reasonable and customary; in each case: (A) subject to customary confidentiality provisions and disclaimers, and (B) as reasonably requested by Buyer;

(4) furnish Buyer and its potential debt financing sources for the Debt Financing reasonably promptly upon written request with such financial, statistical and other pertinent information and projections relating to the Acquired Companies or the Acquired Company Properties as may be reasonably requested by Buyer, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business (and, for the avoidance of doubt, Parent and Seller shall not be required to prepare any such information or projections solely for this purpose);

(5) assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules) and definitive sale agreements with respect to a reasonable number of Acquired Company Properties;

(6) promptly (and, in any event, within ten (10) Business Days after receipt) notify Buyer if Seller, Parent, an Acquired Company or any of their respective Representatives receives any reasonable bona fide offer or inquiry in writing from a third party relating to the purchase or sale of any Acquired Company Property and provide to Buyer copies of any such offer or inquiry (including any correspondence); and

(7) provide to Buyer upon written request all documentation and other information with respect to the Acquired Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, no later than five (5) Business Days prior to the Closing Date (that has in each case been requested in writing at least ten (10) Business Days prior to the Closing Date).

Parent shall have satisfied its obligations set forth in this Section 5.18 or Section 5.19 if Parent shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, Parent shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under this Section 5.18 and Section 5.19 to the extent that it: (A) unreasonably interferes with the ongoing business of Parent, the Acquired Companies or any of their respective Affiliates; (B) requires Parent, the Acquired Companies or any of their respective Affiliates to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Cooperation Activities or the Sales Activities prior to the Closing; (C) requires Parent, the Acquired Companies or any of their respective Affiliates or any of their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Cooperation Activities or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or with respect to the other Cooperation Activities that are not contingent upon the Closing or that would be effective prior to the Closing; (D) requires Parent, the Acquired Companies or any of their respective Affiliates or their counsel to give any legal opinion; (E) requires Parent, the Acquired Companies or any of their respective Affiliates to provide any information that is prohibited or restricted by applicable Law; (F) provide access to or disclose information that Parent determines could reasonably be expected to result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that Parent shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (F)); (G) requires Parent, the Acquired Companies or any of their respective Affiliates to take any action that is prohibited or restricted by, or could reasonably be expected to conflict with or violate, its organizational documents, or could reasonably be expected to result in a violation or breach of, or default under, any material contract or Master Trust Transaction Documents to which any of Parent, the Acquired Companies or any of their respective Affiliates is a party; (H) could reasonably be expected to result in any officer or director of Parent, the Acquired Companies or any of their respective Affiliates incurring personal liability with respect to any matter relating to the Cooperation Activities or requires any officer, director or other Representative of Parent or any of its Affiliates to deliver any certificate that such officer, director or other Representative reasonably believes contains any untrue certifications; (I) requires Parent, the Acquired Companies or any of their respective Affiliates or their Representatives, as applicable, to waive or amend any terms of this Agreement; or (J) any such Cooperation Activities cause any representation, warranty, covenant or other term in this Agreement to be breached or causes any Closing condition set forth in Article VI to fail to be satisfied. In no event shall Parent or Seller be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to Parent, the Acquired Companies or any of their respective Affiliates on the date hereof or is not otherwise prepared in the ordinary course of business of Parent, the Acquired Companies or any of their respective Affiliates at the time requested by Buyer or for the failure to obtain review of any financial or other information by its accountants. In no event shall Parent, the Acquired Companies or any of their respective Affiliates be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by Parent or any of its Affiliates or Representatives) or expense (including legal and accounting expenses) that is not promptly reimbursed by Buyer or its Affiliates in connection with assisting Buyer in arranging the Debt Financing or in connection with the other Cooperation Activities or as a result of any information provided by Parent, its Affiliates or any of their respective Affiliates or Representatives in connection with the Cooperation Activities. None of the representations, warranties or covenants of Parent or Seller set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by Parent, any of its Affiliates, or any of their respective Representatives at the written request of Buyer pursuant to this Section 5.18 and Section 5.19. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in Section 5.18 and Section 5.19 represent the sole obligation of Parent, Seller and the Acquired Companies and their respective Affiliates with respect to the Cooperation Activities. Notwithstanding anything to the contrary, the condition precedent set forth in Section 6.03(b), as it applies to Parent’s obligations under Section 5.18 and Section 5.19, shall be deemed satisfied unless Parent or Seller has materially breached its obligations under Section 5.18 or Section 5.19, Buyer has provided to Parent written notice of such material breach within ten (10) Business Days of first becoming aware of such material breach and Parent and Seller fail to cure such breach by ten (10) Business Days after such notice is provided.

(d) Buyer (i) shall reimburse each of Parent, Seller, Newco and the Acquired Companies promptly upon demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by such Persons and their Representatives in connection with the Cooperation Activities, any action taken by them at the request of Buyer pursuant to Section 5.18 or Section 5.19, and (ii) shall indemnify and hold harmless each of Parent, Seller, Newco and the Acquired Companies and their Representatives and each of Parent’s, Seller’s, Newco’s the Acquired Companies’ and their Representatives’ respective present and former directors, officers, employees and agents from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing, any other Cooperation Activities and any information used in connection therewith (except in the case of fraud). This Section 5.18(d) shall survive the termination of this Agreement (and in the event the Sale and the other transactions contemplated hereby are not consummated, Buyer shall promptly reimburse Parent for any reasonable out-of-pocket costs incurred by Parent, its Subsidiaries and Representatives in connection with the cooperation under this Section 5.18 and Section 5.19 and not previously reimbursed).

5.19. Cooperation. Prior to the Closing, Parent shall, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives to, and shall direct its tenants and property managers to, and, after the Closing, Parent shall continue to, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives to continue to, cooperate as reasonably requested by Buyer with respect to any audits or similar procedures or reviews with respect to the Acquired Companies and the Acquired Company Properties that Buyer may be required to perform as contemplated by Regulation S-X (collectively, the “Audit Assistance”). Buyer shall comply with, and shall cause its Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed in connection with any such audit. Buyer shall reimburse Parent and its Subsidiaries promptly upon demand for all reasonable and documented out-of-pocket third party accounting fees incurred by such Persons and their Representatives in connection with the Audit Assistance.

5.20. Property Transfer Agreement. Parent and Seller shall (i) cause Newco not to amend, assign, terminate or waive any provision of the Property Transfer Agreement without the prior written consent of Buyer in its sole discretion and, unless the Property Transfer does not occur, to perform Newco’s obligations thereunder and (ii) use reasonable best efforts to cause Property Seller to perform its obligations under the Property Transfer Agreement. Parent shall promptly inform Buyer in the event of any breach or suspected breach of the Property Transfer Agreement by any party thereto. Seller shall keep Buyer reasonably informed of the closing process under the Property Transfer Agreement, including making available proposed conveyance documents to Buyer for its review and comment, and the owner’s policy obtained by Newco (it being understood and agreed that Parent and Buyer shall each be responsible for 50% of the base premium cost of such policy; provided, that Buyer shall be responsible for 100% of the costs of any endorsements on or extended coverage to such policy) for the Property (as defined in the Property Transfer Agreement).

5.21. Matters Related to the Certain Acquired Company Properties.

(a) If any Acquired Company Property (other than any Acquired Company Property that (i) is sold after the date hereof in accordance with the terms of this Agreement, (ii) becomes subject to condemnation or eminent domain proceedings after the date hereof or (iii) is identified on Section 3.02(p)(1) of Seller Disclosure Letter as being ground leased by an Acquired Company (each a “Ground Leased Acquired Company Property”)) is not owned by an Acquired Company as of the Closing (any such Acquired Company Property, an “Unowned Acquired Company Property”) or any Ground Leased Acquired Company Property is not as of the Closing subject to a ground lease Previously Disclosed to Buyer in respect of which an Acquired Company is tenant (an “Unleased Ground Leased Acquired Company Property”), the Parties shall calculate an implied value with respect to such Unowned Acquired Company Property or Unleased Ground Leased Acquired Company Property by dividing (x) the annual base rent set forth on the Data Tape (as defined in the Seller Disclosure Letter) with respect to such Unowned Acquired Company Property or Unleased Ground Leased Acquired Company Property, by (y) 7.0%; provided that with respect to any Unowned Acquired Company Property or Unleased Ground Leased Acquired Company that is identified on the Data Tape as vacant, the implied value thereof shall be deemed to be 40% of the collateral value with respect thereto set forth on the Data Tape.

(b) The Parties shall take all actions necessary, including causing the Acquired Companies to execute all documents necessary, to transfer and assign to Parent or another Person designated by Parent all rights and interests that the Acquired Companies may have with respect to all Unowned Acquired Company Properties and Unleased Ground Leased Acquired Company Properties, including any Lessor Lease related thereto. For the avoidance of doubt, nothing in this Section 5.21 shall entitle any of the Parties to avoid consummating the Closing at the time otherwise required in accordance with Section 2.01.

5.22. Indenture Redemption and Discharge. Each of Parent and Seller shall, and shall cause each of their respective Subsidiaries and Representatives to, use its reasonable best efforts to take all actions necessary or advisable to effect the Indenture Redemption and Discharge in accordance with the Master Trust Indenture as of the Closing, including, without limitation, by (a) issuing a notice of redemption of the Master Trust Notes in accordance with the Master Trust Indenture, in a form reasonably acceptable to Parent and Buyer, for all of the outstanding aggregate principal amount of the Master Trust Notes pursuant to the Master Trust Indenture, (b) delivering to the Trustee such “Officer’s Certificates,” “Opinions of Counsel,” and other documents, notices, instruments and certificates in form and substance reasonably satisfactory to the Trustee and Buyer, (c) taking such other actions that are necessary, customary or desirable to, in each case, effect the Indenture Redemption and Discharge and redeem the Master Trust Notes on the Closing Date pursuant to the Master Trust Indenture, (d) providing Buyer with a reasonable opportunity to review and comment on drafts of all documents, notices, instruments and certificates to be delivered in connection with the Indenture Redemption and Discharge, (e) conferring with the Trustee in advance of the Closing with respect to the Indenture Redemption and Discharge, including coordinating with the Trustee with respect to the payment of the Redemption and Discharge Amount and obtaining the Trustee’s and Buyer’s agreement with respect to the amount of the Redemption and Discharge Amount and (f) preparing and entering into such mortgage terminations, omnibus termination agreements and other Contracts as may be required or advisable to ensure that all conditions to the termination of all Liens and mortgages arising under the Master Trust Indenture will be satisfied at the Closing upon payment of the Redemption and Discharge Amount and to promptly obtain such terminations (provided, that neither Parent, Seller, Newco or any Acquired Company shall enter into any Contract that creates any liability of Newco or any Acquired Company after the Closing without Buyer’s prior written consent). Between the date hereof and the Closing, Parent and Seller shall keep Buyer reasonably informed with respect to the redemption of the Master Trust Notes and the satisfaction and discharge of the Master Trust Indenture and shall use reasonable best efforts to make their respective Representatives and the Trustee available to Buyer in connection therewith.

ARTICLE VI

Conditions to the Sale

6.01. Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the Sale is subject to the fulfillment, or written (to the extent permitted by law) waiver by Buyer, Parent and Seller, as applicable, at or before the Closing of each of the following conditions:

(a) Shareholder Approval. The Requisite Parent Vote shall have been obtained.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order binding on Buyer or Parent or any of its Subsidiaries, and no Law shall be in effect, that prevents, enjoins, prohibits or makes illegal the consummation of the Sale.

6.02. Conditions to Parent’s and Seller’s Obligation. The respective obligation of each of Parent and Seller to consummate the Sale is also subject to the fulfillment, or written (to the extent permitted by law) waiver by such Party, as applicable, at or before the Closing of each of the following conditions:

(a) Buyer’s Representations and Warranties. (i) Each of the representations and warranties of Buyer contained in Section 3.03(a), (b) and (c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (ii) each of the other representations and warranties of Buyer contained in Section 3.03 shall be true and correct as of the date hereof and as of the Closing Date, except (A) in each case of clauses (i) and (ii), representations and warranties that are made as of a particular date shall be true and correct only as of such particular date and (B) in the case of clause (ii), where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect).

(b) Performance of Buyer’s Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by Buyer on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Buyer Certificate. Seller shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Buyer by an appropriate officer certifying that the conditions specified in Sections 6.02(a) and 6.02(b) have been satisfied.

6.03. Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the Sale is also subject to the fulfillment, or written (to the extent permitted by law) waiver by Buyer, at or before the Closing of each of the following conditions:

(a) Parent’s and Seller’s Representations and Warranties. (i) Each of the representations and warranties of Parent and Seller contained in Section 3.01(a), (c), (g) and (i) and Section 3.02(a), (c), (d)(1), (o) and (r) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) each of the representations and warranties of Parent and Seller contained in Section 3.01(d) and Section 3.02(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date and (iii) each of the other representations and warranties of Parent and Seller contained in Section 3.01 and Section 3.02 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except (A) in each case of clauses (i), (ii) and (iii), representations and warranties that are made as of a particular date shall be true and correct only as of such particular date and (B) in the case of clause (iii), where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, Seller or the Acquired Companies, as applicable (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect).

(b) Performance of Parent’s, Seller’s and Newco’s Obligations. All of the covenants and agreements required by this Agreement to be complied with and performed by Parent, Seller and Newco on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Parent Certificate. Buyer shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Parent by an appropriate officer of Parent certifying that the conditions specified in Sections 6.03(a) and 6.03(b) have been satisfied.

(d) No Material Adverse Effect With Respect to the Acquired Companies. Since the date of this Agreement, there shall have been no effect, change, fact, event, occurrence, condition or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquired Companies.

6.04. Frustration of Closing Conditions.

(a) Neither Parent nor Seller may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied, if such failure was due to the failure of such Party or its Subsidiaries to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) Buyer may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied, if such failure was due to the failure of it or its Subsidiaries to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VII

Termination

7.01. Termination by Mutual Agreement. This Agreement may be terminated, and the Sale may be abandoned, at any time before the Closing by mutual consent of Buyer and Parent in a written instrument.

7.02. Termination by Either Buyer or Parent. This Agreement may be terminated, and the Sale may be abandoned, at any time before the Closing by either Buyer or Parent, whether before or after the Requisite Parent Vote has been obtained except as otherwise expressly noted (with any termination by Parent also being an effective termination by Seller):

(a) Delay. If the Closing has not occurred by the close of business on December 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.02(a) shall not be available to a Party if the failure of the Closing to occur on or before such date was primarily caused by a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

(b) Failure to Obtain Requisite Parent Vote. If the Requisite Parent Vote shall not have been obtained at the Shareholders Meeting.

(c) Injunction. If any Governmental Authority shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Sale and such Order remains in effect and shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.02(c) shall not be available to a Party if such action was primarily caused by a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

7.03. Termination by Parent. This Agreement may be terminated by Parent and the Sale may be abandoned at any time prior to the Closing, whether before or after the Requisite Parent Vote has been obtained except as otherwise expressly noted if (with any termination by Parent also being an effective termination by Seller):

(a) Buyer has breached any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) thirty (30) days after written notice thereof is given by Parent to Buyer and (2) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement and abandon the Sale if it or Seller is then in breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.03(a) or 6.03(b) would not be satisfied; or

(b) at any time prior to the time the Requisite Parent Vote is obtained, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.01(c); provided, that the right to terminate this Agreement pursuant to this Section 7.03(b) shall not be available unless (i) such termination did not result from a material breach by Parent or Seller of Section 5.01 and (ii) Parent shall have paid or shall concurrently pay to Buyer the Parent Termination Fee pursuant to Section 7.05(b)(2).

7.04. Termination by Buyer. This Agreement may be terminated by Buyer and the Sale may be abandoned at any time prior to the Closing, whether before or after the Requisite Parent Vote has been obtained except as otherwise expressly noted if:

(a) Parent or Seller has breached any representation, warranty, covenant or agreement made by Parent or Seller, respectively, in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) thirty (30) days after written notice thereof is given by Buyer to Parent and (2) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement and abandon the Sale if it is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.02(a) or 6.02(b) would not be satisfied; or

(b) the Parent Board (or a committee thereof) shall have made a Change of Recommendation.

7.05. Effect of Termination and Abandonment.

(a) Except as provided in Section 7.05(b) below, in the event of termination of this Agreement and the abandonment of the Sale pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (1) no such termination shall relieve any Party of any liability or damages resulting from any willful material breach of this Agreement, (2) no such termination shall relieve Parent from its obligation to pay the Parent Termination Fee or the Buyer’s Transaction Expenses if, as and when required pursuant to this Section 7.05 and (3) the provisions set forth in Section 5.05, Section 5.06(b), this Section 7.05 and Article VIII and the relevant definitions shall survive the termination of this Agreement.

(b) Parent Termination Fee; Buyer’s Transaction Expenses.

(1) In the event that this Agreement is validly terminated by Buyer pursuant to Section 7.04(b) (Change of Recommendation), then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to Buyer a termination fee of $11,375,000 (the “Parent Termination Fee”).

(2) In the event that this Agreement is validly terminated by Parent pursuant to Section 7.03(b) (Alternative Acquisition Agreement), then Parent shall, prior to or concurrently with such termination, pay to Buyer the Parent Termination Fee.

(3) In the event that (x) this Agreement is validly terminated pursuant to Section 7.02(a) (Outside Date), Section 7.02(b) (Failure to Obtain Requisite Parent Vote) or Section 7.04(a) (Parent Terminable Breach), (y) prior to the date of such termination or, if this Agreement was validly terminated pursuant to Section 7.02(b) (Failure to Obtain Requisite Parent Vote), the date of the Shareholders Meeting, an Acquisition Proposal shall have been publicly proposed or disclosed and not withdrawn at least three (3) Business Days prior to such termination or the date of the Shareholders Meeting, as applicable, and (z) within 12 months following the termination of this Agreement, Parent or any of its Subsidiaries enters into a definitive written agreement providing for an Acquisition Proposal or an Acquisition Proposal is consummated, then, within three (3) Business Days following the consummation of the Acquisition Proposal, Parent will pay to Buyer the Parent Termination Fee, less any Buyer Transaction Expenses previously paid to Buyer pursuant to Section 7.05(b)(4) (provided, that for purposes of this Section 7.05(b)(3), the term “Acquisition Proposal” will have the meaning assigned to such term herein, except that the references to “20%” and “80%” will be deemed to be references to “50%”).

(4) In the event that this Agreement is validly terminated pursuant to Section 7.02(b) (Failure to Obtain Requisite Parent Vote), then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to Buyer an amount equal to Buyer’s reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the transactions contemplated hereby in an aggregate amount not to exceed $10,000,000 (the “Buyer’s Transaction Expenses”).

(5) In no event shall Parent be required to pay the Parent Termination Fee to Buyer on more than one occasion whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement. All payments under this Section 7.05(b) will be made by wire transfer of same day funds to the account designated by Buyer. Each of Parent, Seller and Buyer acknowledges that (x) the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, (y) without these agreements, Parent, Seller and Buyer would not enter into this Agreement and (z) neither the Parent Termination Fee nor the Buyer’s Transaction Expenses are a penalty, but rather are liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such Parent Termination Fee or the Buyer’s Transaction Expenses, as applicable, is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated by this Agreement. Accordingly, if Parent fails to pay the Parent Termination Fee or the Buyer’s Transaction Expenses when due or any portion thereof and, in order to obtain such payment, Buyer commences a suit which results in a final and nonappealable Order against Parent for such Parent Termination Fee or Buyer’s Transaction Expenses or any portion thereof, Parent shall pay to Buyer interest on the amount of the Parent Termination Fee or Buyer’s Transaction Expenses (or any portion thereof that has not been paid timely in accordance with this Agreement) at the prime lending rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment.

(6) Notwithstanding anything to the contrary in this Agreement, in the event that the Parent Termination Fee or the Buyer’s Transaction Expenses becomes payable and are paid by Parent pursuant to this Section 7.05, Buyer’s right to receive payment of the Parent Termination Fee, the Buyer’s Transaction Expenses and such other amounts described in this Section 7.05 shall be the sole and exclusive remedy of Buyer and its Affiliates and Representatives against Parent, Seller and their respective Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the Sale, and upon payment of such amount, none of Parent, Seller or any of their respective Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the Sale, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

ARTICLE VIII

Miscellaneous

8.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement (or in any certificate delivered pursuant hereto by any Party) shall not survive the Closing and following the Closing, no Party shall have any liability for any inaccuracy or breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant hereto or for failure to comply with any agreement or covenant contained herein. Notwithstanding the foregoing, this Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms apply or is to be performed in whole or in part after the Closing.

8.02. Waiver; Amendment. Before the Closing, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) subject to applicable Law, amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law. Notwithstanding anything to the contrary contained herein, Section 8.05(b), Section 8.08 and this Section 8.02 (such sections, the “Lender Designated Sections”) and any definitions used in such Sections of this Agreement, to the extent a modification, waiver or termination of such definition would modify the substance of any Lender Designated Section, may not be modified, waived or terminated in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of the applicable Lender.

8.03. Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the Laws of the State of Maryland without giving effect to any conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any other jurisdiction other than the State of Maryland. EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND APPELLATE COURTS THEREOF, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY LEGAL PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

8.04. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER PARTIES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED

HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LEGAL PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 8.04 HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.04 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.05. Specific Performance.

(a) The Parties acknowledge and agree that (1) monetary damages could not adequately compensate any Party in the event of a breach of the material terms of this Agreement by any other Party, (2) the non-breaching Party would suffer irreparable harm in the event of such a breach and (3) the non-breaching Party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement and to prevent breaches hereof. The Parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with the Party’s seeking or obtaining any relief pursuant to this Section 8.05. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (1) such Party has an adequate remedy at Law or (2) an award of specific performance is not an appropriate remedy for any reason at Law or in equity.

(b) Notwithstanding anything to the contrary contained in this Agreement, each Party: (1) except for claims by Buyer against any Debt Financing Source pursuant to the Debt Commitment Letter and any definitive documents related thereto, agrees that (A) none of the Parties nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and any such actions are disclaimed and released in full, and (2) (i) agrees that it will not bring or support any Person in any Legal Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of Buyer’s financing sources or any of their Affiliates (each such Person, a “Debt Financing Source”) in respect of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source, in any way relating to the Debt Commitment Letter, or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York; and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Each Lender is an intended third-party beneficiary of this Section 8.05(b) and shall be entitled to the protections of this provision.

8.06. Expenses. Unless otherwise expressly provided for in this Agreement, each Party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.07. Notices. All notices, requests and other communications given or made under this Agreement must be in writing and shall be deemed given when personally delivered, sent via electronic transmission or mailed by registered or certified mail (return receipt requested) to the Persons and addresses set forth below or such other place as such Party may specify by like notice (provided that notices of a change of address will be effective only upon receipt thereof).

If to Buyer, to:

c/o Hospitality Properties Trust

Two Newton Place

255 Washington Street

Newton, MA 02458

Attention: John G. Murray

Email: jmurray@rmrgroup.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

200 Park Avenue

New York, NY 10166

Attention: Laurie A. Grasso

                 Steven M. Haas

Email:      lgrasso@huntonak.com

                 shaas@huntonak.com

If to Parent, Seller or Newco, to:

Spirit MTA REIT

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

Attention: Ricardo J. Rodriguez, President and

                 Chief Executive Officer

Email:

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter

                 Erica Jaffe

Email:      philip.richter@friedfrank.com

                 erica.jaffe@friedfrank.com

Notices will be deemed to have been received (x) on the date of receipt if (i) personally delivered or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by electronic submission (to such email address specified above or another email address as such person may subsequently designate by notice given hereunder) only if followed by overnight or hand delivery or (y) on the date five (5) Business Days after dispatch by registered or certified mail.

8.08. Entire Understanding; No Third-Party Beneficiaries. All Exhibits (attached hereto and as executed), Schedules and Disclosure Letters hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits, Schedules and Disclosure Letters hereto, and the Confidentiality Agreement, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the Parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein. Except as set forth in Section 5.09(d), Section 5.12, Section 5.13, Section 5.15 and this Section 8.08, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than Buyer, Seller and Parent. Notwithstanding the foregoing, each Debt Financing Source shall be an express and intended third party beneficiary of the Lender Designated Sections and each of such Sections shall expressly inure to the benefit of the Debt Financing Source and each Debt Financing Source (and its successors and assigns) shall be entitled to rely on and enforce the provisions of such Sections.

8.09. Assignment. Subject to the immediately following sentence, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of each other Party; provided, however, that (i) Buyer may assign, delegate or otherwise transfer any of its rights, interest or obligations under this Agreement to any Subsidiary of Buyer provided that no such assignment, delegation or transfer shall relieve Buyer of its obligations hereunder; and (ii) after the Closing, Parent and Seller may assign, delegate or otherwise transfer its rights, interest or obligations under this Agreement in connection with Parent’s assignment, delegation and transfer of all or substantially all of its assets and liabilities to a liquidating trust or similar entity in connection with Parent’s termination, dissolution or winding-up.

8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” files.

8.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.12. Further Assurances. If at any time before or after the Closing, any Party reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Sale or to carry out the purposes and intent of this Agreement at or after the Closing, then each Party and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Sale and to carry out the purposes and intent of this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SPIRIT MTA REIT

By:	/s/ Ricardo Rodriguez
	Name:	Ricardo Rodriguez
	Title:	Chief Executive Officer, President, Chief Financial Officer and Treasurer

SMTA FINANCING JV, LLC

By:	/s/ Ricardo Rodriguez
	Name:	Ricardo Rodriguez
	Title:	Authorized Signatory

BANNER NEWCO LLC

By:	/s/ Ricardo Rodriguez
	Name:	Ricardo Rodriguez
	Title:	Authorized Signatory

HOSPITALITY PROPERTIES TRUST

By:	/s/ John G. Murray
	Name:	John G. Murray
	Title:	President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]